UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

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Obagi Medical Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder:

   You are cordially invited to attend our 2011 Annual Meeting of Stockholders, to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, on Tuesday, June 7, 2011 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

    The attached Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.  If you plan to attend the Annual Meeting in person, please mark the designated box on the proxy card.  Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the Annual Meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the Annual Meeting.  If you are planning to attend the Annual Meeting and your shares are held in “street name” (by a broker, bank or other nominee, for example), you should ask the record owner (your broker, bank or other nominee) for a legal proxy or bring your most recent account statement to the Annual Meeting so that we can verify your ownership of our stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the Annual Meeting, but you will not be able to vote at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting personally, and regardless of the number of shares of Obagi stock you own, it is important that your shares be represented at the Annual Meeting.  Accordingly, we urge you to complete the enclosed proxy card promptly and return it in the postage-prepaid envelope provided, or to promptly use the Internet voting system.  If your shares are held in street name, you will receive a voting instruction form in lieu of a proxy card and may also be eligible to vote electronically. Timely voting by any of these methods will ensure your representation at the Annual Meeting. You may later change your vote if you so desire as set forth in the attached Proxy Statement.

Albert F. Hummel,
President & Chief Executive Officer

  OBAGI MEDICAL PRODUCTS, INC.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2011

TO OUR STOCKHOLDERS:

    The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Obagi Medical Products, Inc. (“Obagi,” “we,” “our” or “us”) will be held on Tuesday, June 7, 2011 at 10:00 a.m. local time at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.
To elect six directors to hold office until the 2012 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. The nominees for election to our Board of Directors are: Albert F. Hummel, Albert J. Fitzgibbons III, Ronald P. Badie, John A. Bartholdson, John H. Duerden, and Edward A. Grant;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider an advisory vote on executive compensation;
4.	To consider an advisory vote on the frequency of future advisory votes on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

    All stockholders of record at the close of business on April 20, 2011 will be entitled to notice of and to vote at the Annual Meeting and any continuation, adjournment or postponement thereof.

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card or by submitting your proxy electronically over the Internet by visiting the website address shown on your proxy card. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other institution, in lieu of a proxy card you should receive a voting instruction form from that institution by mail, and you may also be eligible to vote your shares electronically. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. Your proxy may be revoked at any time prior to the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and vote by ballot, any completed proxy card that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted. However, if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from the record holder (your broker, bank or other nominee). For more information regarding voting in person at the Annual Meeting, please see “How can I vote?” on page 2 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
Long Beach, California April 28, 2011	LAURA B. HUNTER Vice President, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO BE ABLE TO VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. PLEASE REVIEW THE VOTING INSTRUCTIONS INCLUDED WITH THIS MAILING FOR INFORMATION REGARDING WHETHER YOU ARE ELIGIBLE TO VOTE ELECTRONICALLY AND, IF SO, HOW TO DO SO.

OBAGI MEDICAL PRODUCTS, INC.
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2011
______________________

_____________________
*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission (“SEC”).

OBAGI MEDICAL PRODUCTS, INC.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806
______________________

PROXY STATEMENT
 FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2011
 ______________________

    The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Obagi Medical Products, Inc. (“Obagi,” “we,” “our” or “us”) for use at the 2011 Annual Meeting of Stockholders, to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806 on Tuesday, June 7, 2011 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof (the “Annual Meeting”).  Directions to attend the Annual Meeting can be found on our website, www.obagi.com 1 . This Proxy Statement, the enclosed form of proxy card and our 2010 Annual Report to Stockholders are being mailed to our stockholders on or about May 4, 2011.

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 7, 2011:

   Our Proxy Statement and our 2010 Annual Report to Stockholders are available at www.obagi.com/proxy.  The following documents are available for viewing, printing and downloading at this website address: the Notice of the Annual Meeting, this Proxy Statement and our 2010 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in these materials before voting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

    At this year’s Annual Meeting, stockholders will be asked to elect six directors, ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011, consider advisory votes on executive compensation and the frequency of future advisory votes on executive compensation, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this Proxy Statement.

Who is entitled to vote?

    To be able to vote, you must have been a holder of record of Obagi common stock on April 20, 2011, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 18,534,607 shares of our common stock (exclusive of 4,367,941 shares of common stock held in treasury) outstanding. The shares of common stock held in treasury will not be voted at the Annual Meeting. There were approximately 23 stockholders of record and 2,305 beneficial holders of our common stock as of the record date.

How many votes do I have?

    Each share of our common stock that you owned on the record date entitles you to one vote on each matter.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

    If your shares are registered directly in your own name (and not through a bank or brokerage firm ) through our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record, or “record holder,” of those shares. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar
_____________________
1 References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that institution on how to vote the shares held in your account. Most stockholders hold their shares in street name.

How can I vote?

    If you are a record holder, you may vote in one of three ways:

•
You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by visiting the website indicated on the enclosed proxy card, which is available 24 hours a day;

•	You may vote by mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided; or

•	You may vote in person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting.

    If your shares are held in street name, in lieu of a proxy card you should receive a voting instruction form in the mail from the bank, brokerage firm or other institution holding your account. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet. A large number of banks and brokerage firms participate in the Broadridge Investor Communication Solutions online program, which provides eligible stockholders the opportunity to vote over the Internet or by telephone.   If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting.

    Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted. Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Monday, June 6, 2011.   Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from Internet service providers or telephone companies.

    Even if you intend to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.   Regardless of the method you choose, your vote is important.

What if I receive more than one proxy card or voting instruction form?

    If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. You may also be able to vote electronically over the Internet. Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted.

How are proxies voted?

    All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon (e.g., “for,” “against” or “abstain”), the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

    If you are a record holder, and you sign and return a proxy card without giving specific voting instructions, or indicate when voting on the Internet that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board. The Board recommends IN FAVOR OF: (1) the election of all of the director nominees; (2) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011; (3) the approval of Proposal 3, the compensation of our named executive officers; and (4) an annual advisory vote on executive compensation.  In their discretion, the proxy holders named in the enclosed proxy card are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. Our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

    If you hold your shares in street name and do not provide the institution that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the institution that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. (Although Obagi is listed on the Nasdaq Global Market (“Nasdaq”), most shares held in street name are held by brokers or institutions that are members of the NYSE and are therefore subject to its rules). If the institution that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that institution will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

    If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee (Proposal 1) or on the advisory vote on executive compensation (Proposal 3) or the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4), as those are considered non-routine matters.  Accordingly, if you hold your shares in street name, it is important that you give your broker voting instructions.

What is the quorum requirement for the Annual Meeting?

    In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each matter?

    Proposal 1—Election of Directors:   In the election of directors, you may either vote “for all,” or “withhold authority” for one or more nominees. Cumulative voting is not permitted.  Under Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Proxy cards that do not specify a vote will count as a vote FOR all of the nominees’ election.  The election of directors is not a matter on which brokers are empowered to vote without instructions. As a result, there may be broker non-votes on Proposal 1. Abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

    Proposal 2—Ratification of Independent Registered Public Accounting Firm:   The approval of Proposal 2, ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011, requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the proposal. A properly executed proxy card marked “abstain” with respect to Proposal 2 will not be voted, and will have the effect of a negative vote on Proposal 2. Proxy cards that do not specify a vote will count as a vote FOR such ratification.  The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote.  Accordingly, no broker non-votes are expected to exist in connection with this proposal.

    Proposal 3—Advisory Vote on Executive Compensation:  Proposal 3 provides our stockholders with an advisory vote on executive compensation. The affirmative vote of the holders of the majority of the shares represented at the meeting and who are entitled to vote on, and who vote for, against, or expressly abstain from voting, is required to approve the resolution approving our executive compensation. Proxy cards that do not specify a vote will count as a vote FOR such resolution.   A properly executed proxy card marked “abstain” with respect to Proposal 3 will not be voted, and will have the effect of a negative vote on Proposal 3. Since the advisory vote on executive compensation is not a matter on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposal 3.  Because the vote is advisory, the results of this vote will not be binding on Obagi or our Board of Directors. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers.

    Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation:  Proposal 4 provides our stockholders with an advisory vote on the frequency of future advisory votes on executive compensation. Stockholders may vote for such advisory votes to occur every one, two or three years, or may abstain from voting. The option that receives the highest number of votes cast will be the one that has been approved by stockholders on an advisory basis.  Proxy cards that do not specify a vote will count as a vote FOR EVERY ONE YEAR.  Since the advisory vote on executive compensation is not a matter on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposal 4.  Because the vote is advisory, the results of this vote will not be binding on Obagi or our Board of Directors; however, the Board of Directors will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation.

If I vote my shares electronically or by mail, can I still attend the Annual Meeting?

    Yes, if you vote your shares electronically or by mail, you can still attend the Annual Meeting. You will need proof of ownership of our common stock, as well as a form of personal photo identification, to enter the Annual Meeting.  Your proxy card will serve as proof of ownership if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote over the Internet or by using your proxy card, but keep a copy and bring it with you to the Annual Meeting.  If you hold your shares in street name and you plan to attend the Annual Meeting, you must present proof of your ownership of our common stock, such as a proxy from your broker or a brokerage or bank account statement along with personal identification, to be admitted to the Annual Meeting.

    No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

  Can I change my vote after I have voted?

    As a record holder, you have the power to revoke your proxy card vote at any time before the polls close at the Annual Meeting. A previously executed proxy card may be revoked by a record holder by:

•	Delivering a written notice of revocation to our Secretary at or before the Annual Meeting;

•	Presenting to our Secretary at or before the Annual Meeting a later dated proxy card executed by the person who executed the prior proxy card; or

•	Attending the Annual Meeting and voting in person.

    Attendance at the Annual Meeting will not, by itself, revoke a proxy card previously voted. Any written notice of revocation or delivery of a subsequent proxy card by a stockholder of record may be sent to Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the Annual Meeting.

    If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Will my vote be kept confidential?

    It is our policy that all proxy cards, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	To allow the inspector of elections appointed for the Annual Meeting to certify the results of the vote;

•	As necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•
Where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxy cards, ballots or votes, or as to the accuracy of the tabulation of such proxy cards, ballots or votes;

•	Where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•
Where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the inspector of election appointed for the Annual Meeting;

•	Aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	In the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Who will bear the costs of soliciting proxies?

    The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of our common stock.

How can I view a list of Obagi stockholders?

    A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

    Our Board of Directors currently consists of six (6) members, all of whom are elected annually to the Board.  Upon the recommendation of our Nominating Committee, our Board has nominated each of these individuals to serve as the directors until the 2012 Annual Meeting and/or until their successors are duly elected and qualified.  Each of the nominees currently serves as a director and has consented to serve for a new term.  The name and age of each member, and year in which each member commenced service on the Board, is set forth below:

Name	Age	Positions with Obagi	Director Since
Albert F. Hummel	66	Chief Executive Officer, President and Director	2005
Albert J. Fitzgibbons III	65	Chairman of the Board of Directors	2004
Ronald P. Badie	68	Director	2006
John A. Bartholdson	40	Director	2000
John H. Duerden	70	Director	2007
Edward A. Grant	61	Director	2005

Board Recommendation

    OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SIX NAMED DIRECTOR NOMINEES.

    Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the fully executed proxy cards will be voted for such other person or persons as may be designated by our Board, unless our Board reduces the number of directors accordingly. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.

Director Qualifications

    The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. Although we do not have a formal policy with respect to diversity, the Nominating Committee and Board do review the qualities of the Board members as a group, including the diverse nature of the Board’s professional experiences, viewpoints, skills, expertise with respect to the various facets of our business operations, and educational backgrounds. Nominees for director were also selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. In addition, the Nominating Committee and Board may, from time to time, establish and consider specific skills and experiences that they believe we should seek in nominees for director in order to constitute a diverse, balanced and effective Board.

    Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years, as well as any public-company directorships held by them during the past five years. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating Committee and Board to determine that each nominee should serve as a director. There are no relationships among any of our directors or among any of our directors and executives, except that Albert J. Fitzgibbons III (through mid-December 2010) and John A. Bartholdson are both partners and directors of Stonington Partners, Inc. and Stonington Partners, Inc. II.

Nominees and Continuing Directors

    The following individuals have been nominated for election to the Board:

    Albert F. Hummel was appointed our President and Chief Executive Officer in April 2011, having served in that post on an interim basis since October 2010.   Mr. Hummel has served on our Board of Directors since November 2005. Mr. Hummel has also served as Chief Executive Officer of Cobrek Pharmaceuticals Inc., a product development company, since 1998. Although Mr. Hummel retains his position with Cobrek, he is devoted full-time to his duties with us. From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential

Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co in 1970 as a member of the investment banking group.

    Mr. Hummel is a valuable member of our management team and Board due to his more than 20 years of management experience in the pharmaceutical industry and his understanding of various regulatory issues that we may confront from time to time. In addition, he provides knowledge of the capital markets, financial and accounting matters and compliance issues, having served as the chief financial officer and a director of another public company.

    Albert J. Fitzgibbons III has served on our Board since September 2004 and as Chairman of our Board since August 2006. Mr. Fitzgibbons was a partner and a director of Stonington Partners, Inc., a position that he held from 1993 to mid-December 2010. He has also served as a director of Merrill Lynch Capital Partners, Inc. (“MLCP”), a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., and as a consultant to MLCP.  In addition, he was a partner of MLCP and Executive Vice President of MLCP. Mr. Fitzgibbons also was a Managing Director of the investment banking division of Merrill Lynch & Co.  Over the past twenty years, Mr. Fitzgibbons has served on the public boards of Borg-Warner Automotive Inc., Borg-Warner Security Corporation, Eckerd Corporation, U.S. Foodservice, Amstar Corporation and Merisel, Inc. (from December 1997 to March 2011) and a number of privately-held companies. Mr. Fitzgibbons received his B.A. from Boston College and his M.B.A. from Columbia University.

    Mr. Fitzgibbons brings over 40 years of experience in financial transactions, operational issues and strategic business development to the Board. He also has knowledge of directorial and public company governance matters from his years of service on the boards of other public and privately-held companies.

    Ronald P. Badie has served on our Board since November 2006. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm's investment banking subsidiary. Deutsche Bank is an international financial services provider. Over the years, Mr. Badie held a variety of senior level positions with the firm, in both New York and Los Angeles. Mr. Badie served as a director of Integrated Electrical Services, Inc., a provider of electrical, security and communications systems, from October 2003 through May 2006, and a director of Merisel, Inc., a provider of visual and brand imaging services, from October 2004 to March 2011. He currently serves as a director of Amphenol Corporation and Nautilus, Inc. Mr. Badie is a graduate of Bucknell University and received an M.B.A. from New York University's Stern School of Business.

    Mr. Badie’s long career in investment banking and finance, experience working in a large global organization, and strong leadership skills make him a valuable asset to the Board. Mr. Badie also brings governance experience to the Board through his service as a director of several other public and privately-held corporations.

    John A. Bartholdson has served on our Board since June 2000.  Mr. Bartholdson is a founder and has been a partner of Juniper Investment Company, LLC, a private investment firm, since 2008.  Mr. Bartholdson has also been a partner and director of Stonington Partners, Inc., a private investment firm, since April 2006, having previously served as a principal since August 1999 and as an associate starting in June 1997. He has also been a partner and a director of Stonington Partners, Inc. II since April 2006. From 1994 to 1995 he worked for Stonington Partners as an analyst. From 1992 to 1994, Mr. Bartholdson worked for MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. Mr. Bartholdson is a director of several privately-held companies. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from the Stanford Graduate School of Business.

    Mr. Bartholdson’s demonstrated knowledge and experience with a wide variety of financial transactions and operational issues, as well as his hands on knowledge of the history of the company since its inception, make him a valued member of the Board. Mr. Bartholdson also offers the Board perspective having accumulated years of private equity experience across a wide range of industries and experience serving on the boards of several privately-held companies.

    John H. Duerden has served on our Board since December 2007. Mr. Duerden currently serves as the Chief Executive Officer of the Chrysallis Group, a consulting group targeted at the development and renewal of brands, which he founded in March 2006.  From March 2009 to February 2010, Mr. Duerden took a hiatus from the Chrysallis Group to serve as President and Chief Executive Officer, and a member of the board of directors, of Crocs, Inc., a designer, manufacturer and retailer of footwear. Prior to Chrysallis, Mr. Duerden was a senior executive with Invensys plc., a British engineering conglomerate from August 2002 until October 2005. Mr. Duerden also served as Chairman and Chief Executive Officer of Dictaphone Corporation, a producer of sound recording devices, from June 1995 until its sale to Lernout & Hauspie in May 2000. Mr. Duerden was appointed Chief Executive Officer of Lernout & Hauspie in August 2000 and served briefly as Chief Executive Officer until January 2001, and supervised its filing for protection under Chapter 11 in December of 2000. From February 1990 through April 1995, Mr. Duerden served as President and Chief Operating Officer of Reebok International, a producer of athletic footwear, apparel, and accessories. Between October 1988 and February 1990, Mr. Duerden was Managing Director of Reebok's International Division. Mr. Duerden also served as non-executive director on the board of directors of Sunglass Hut International, a major retailer of sunglasses and watches, from 1992 until its sale in 2001, and on the board of Telewest plc, a British cable television, telephony and broadband company, from 2004 until its merger with NTL Incorporated in 2006.

    Mr. Duerden’s experience in marketing, management and operations for a variety of companies both domestic and international, as well as his knowledge of international business operations and strategies is valuable to the Board and our management team.  He also brings insights on directorial and public company governance matters, having served on the boards of several other public companies.

    Edward A. Grant has served on our Board since November 2005. He was a professional with Andersen LLP (“Andersen”) for 35 years, retiring in 2011 as a principal and practice director.   He was an audit partner with the firm for sixteen years, serving as the auditor to several public companies, including companies in the healthcare industry. Mr. Grant served as a member of the board of directors of Merisel, Inc., a provider of visual and brand imaging services, and as chairman of its audit committee, from May 2006 to March 2011.  Mr. Grant received his bachelor's and two master's degrees from the University of Wisconsin-Madison and became a CPA in 1976. He is a past member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society and has served on several civic boards.

    Mr. Grant’s expertise in financial and accounting matters and auditing provides him with the knowledge and skills necessary to lead our Audit Committee and, given the breadth and depth of his experience, he has been designated as an Audit Committee financial expert by our Board.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee of our Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1997.

    Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders.  Accordingly, stockholders are being requested to ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2011.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so.  Such representatives are also expected to be available to respond to appropriate questions.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

    The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees (1)	$664,609	$631,333
Tax Fees (2)	120,968	151,714
All other Fees (3)	5,400	3,000
Total	$790,977	$786,047
 _______________________
    (1)  Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

    (2)  For the years ended December 31, 2010 and 2009, tax fees principally included tax compliance fees of $78,525 and $79,879, respectively, and tax advice and tax planning fees of $42,443 and $71,835, respectively.

    (3)  For the years ended December 31, 2010 and 2009, all other fees principally included license fees for accounting research tools.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

    As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the firm’s independence. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a specified amount, provided that the chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. During the years ended December 31, 2009 and 2010, all services and fees, audit and non-audit related, were approved or ratified by the Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

    The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to provide our stockholders with an advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote.

    The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve our desired goals of aligning the interests of executive management and our stockholders, attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking.  Our compensation policies and practices are based on our pay-for-performance philosophy.  In particular, our executive compensation program:

•
Aligns executive compensation with stockholder value on an annual and long-term basis through a combination of base salary, annual performance-based cash incentives and long-term stock-based incentives;

•
Includes a mix of compensation elements that emphasizes performance results, with generally more than half of the targeted compensation for named executive officers being performance-based. By allocating a significant portion of total compensation to variable pay for our executive officers, we are able to maintain control over fixed compensation expenses in the form of base salaries, while affording meaningful upside potential that would result from achievement of company and individual performance goals;

•
Responds to economic conditions appropriately, such as freezing base salaries for our named executive officers in 2009 and 2010, reflecting the difficult and uncertain economic environment that we faced at the time;

•
Delivers annual incentive payouts to executives based on the achievement of corporate performance objectives, such as revenue and adjusted earnings before interest and taxes goals. The goals we establish under our annual incentive plans are aggressive ones that are not easily achievable, resulting in no payouts in 2007 and 2008, and available payouts of only 33% of the target bonus in 2009.  In addition, these cash incentives are capped at 75% of base salary for the Chief Executive Officer and 50-60% of base salary for the other named executive officers, thereby limiting the incentive for excessive risk-taking and a focus on short-term results only;

•
Provides long-term stock-based incentives primarily in the form of stock options, which provide compensation to an executive only to the extent there is an increase in the fair market value of the underlying shares over the exercise price, and only to the extent the executive continues to remain employed by us through the vesting period; an

•
Does not provide our executive officers with any significant perquisites, other than those offered to our employees generally, such as participation in our 401(k) plan and the provision of healthcare, life and disability insurance.

    Our Board and Compensation Committee believe that the compensation for our named executive officers in 2010 was reasonable and appropriate, and justified by the performance of the company.  Despite continuing uncertain economic conditions, during the year ended December 31, 2010, we generated net revenue of $112.8 million, up 8.3% from 2009, and non-GAAP net income  of $14.5 million, as adjusted for certain special charges related to our outstanding litigation with Dr. Zein Obagi and related entities, termination of our contract with Dr. Obagi, the separation of our former Chief Executive Officer and our secondary public offering consummated in November 2010, or $0.66 per diluted share2, as compared to GAAP net income of $11.3 million, or $0.51 per diluted share, in 2009. In addition, the cumulative total return on our stock price since our initial public offering in December 2006 is above that of both the Nasdaq Composite Index and our SIC code index peer group for the same four year period.

    We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, the related compensation tables and other narrative disclosures on pages 27 through 42, which provide greater detail on each of the elements of our executive compensation and describes the decisions made by the Compensation Committee with respect to our named executive officers for 2010.
_____________________
     2  For a reconciliation of non-GAAP income and non-GAAP earnings per share to GAAP income and GAAP earnings per share for the year ended December 31, 2010, please refer to Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 10, 2011.

    Because this vote is advisory, it will not be binding on (i) us, our Board or its Compensation Committee, (ii) result in the automatic overruling of any decision made by the Board or Compensation Committee or (iii) create or imply and additional duties for the Board or Compensation Committee. However, the Board values the opinions that stockholders express in their votes, and the Compensation Committee of the Board, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of this vote when making future executive compensation decisions.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

    RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K and described in the “Compensation Discussion and Analysis” section, compensation tables and other narrative disclosures included on pages 27 through 42 in the Proxy Statement for the 2011 Annual Meeting of Stockholders.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTVE COMPENSATION

    The recently enacted Dodd-Frank Act and Section 14A of the Exchange Act also require public companies to provide stockholders with a separate non-binding advisory vote on how frequently the company should hold a say-on-pay vote, such as the one in Proposal Three above.  Specifically, we are asking whether the advisory vote on say-on-pay should occur once every year, every two years or every three years.

    After careful consideration, our Board has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for Obagi at this time.  In making this determination, the Board was influenced by the fact that the compensation of each of our named executive officers is evaluated, adjusted and approved on an annual basis. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with more direct and timely feedback on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. However, because the results of the advisory vote on executive compensation are either “for” or “against” our executive compensation as disclosed in the proxy statement, further engagement with stockholders would be necessary to understand the reasons why stockholders may have voted “against” approval in any given year. Such engagement may entail considerable time and financial resources.  In addition, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because adjustment of executive compensation programs takes time, thoughtful deliberation and analysis, in many cases it may not be appropriate or feasible to change our executive compensation by the time of the following year’s annual meeting of stockholders. Nonetheless, the Board believes that having an annual advisory vote will provide valuable and timely feedback on our stockholders’ view of our executive compensation.

    While the Board currently believes that a vote once every year is the best choice for us, you are not voting to approve or disapprove this recommendation. Rather you can make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this matter.  The option— either one year, two years or three years— that receives the highest number of votes cast will be the frequency of the vote on compensation of our named executive officers that has been approved by stockholders on an advisory basis.

    Because this vote is advisory, it will not be binding on us or our Board, overrule any decision made by the Board or create or imply and additional duties for the Board. However, the Board values the opinions that stockholders express in their votes and will consider the outcome of the vote when deciding how frequently to conduct a say-on-pay vote. Nonetheless, the Board may decide that it is in the best interest of our stockholders and us to hold an advisory vote on say-on-pay more or less frequently than the option voted on by our stockholders based on events and circumstances at such time.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

    Various rules and regulations require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of Nasdaq. Our Board has reviewed the relationships between us and each Board member (and each such director’s immediate family members).  Based on its review, our Board has affirmatively determined that none of our non-employee directors, Messrs. Fitzgibbons, Badie, Bartholdson, Duerden and Grant, had any relationship with us other than as a director and each was “independent” within the foregoing independence standards as of December 31, 2010 and the date of this Proxy Statement.

    Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board is required to consider whether there are other transactions, arrangements or relationships, even if not specifically disclosable under the SEC rules, that might impact a director’s ability to exercise independent judgment on behalf of the company. Our Board has determined that, as of the date of this Proxy Statement, there were no such transactions, arrangements or relationships with respect to any of its directors.

    Our Board has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee, respectively, is “independent” under the applicable listing standards of Nasdaq and, with respect to members of the Audit Committee, the Audit Committee requirements of the SEC.  None of the members of these committees is an officer, employee or former employee of ours or any of our subsidiaries.

Board Meetings

    Our business and affairs are managed under the direction of our Board.  Our Board met 10 times during 2010 and action was taken via unanimous written consent three times. During 2010, each member of the Board attended 75% or more of the total number of meetings held.  Directors are also kept informed of our business through personal meetings and other communications, including regular telephone contact by management with the Chairmen of our Board and committees and others regarding matters of interest and concern to us and our stockholders.

    Last year, our Chairman of the Board and the Chairman of our Audit Committee attended our 2010 annual meeting of stockholders.  Although we have no formal policy, we encourage all directors to attend our annual stockholder meetings.

Board Committees

    Our Board has standing Audit, Compensation and Nominating Committees. Our Board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance section of our website at www.obagi.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary. The current chairs and members of the committees are identified in the following table:

Committee Composition & Leadership

Chairperson	Member	Financial Expert
Audit Committee	Compensation Committee	Nominating Committee
Outside Directors (1)(2)
Ronald P. Badie
John A. Bartholdson
John H. Duerden
Albert J. Fitzgibbons III
Edward A. Grant
 _________________
(1)
Mr. Hummel served as a member of the Audit and Compensation Committees and as Chairman of the Nominating Committee until October 2010, when he resigned from these positions upon his appointment as our President and Chief Executive Officer.

(2)	Mr. Badie was the Chairman of the Compensation Committee until April 2011.

    The committees of the Board will be reconstituted following the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time. In addition, from time to time our Board may form special committees to advise the Board regarding specific events or transactions.

    Audit Committee. The Audit Committee currently consists of Messrs. Grant (Chairman), Badie and Bartholdson. Our Board has determined that Messrs. Grant, Badie and Bartholdson are independent directors and meet the eligibility standards for Audit Committee service under the Nasdaq rules. The Board has determined that Mr. Grant qualifies as an “audit committee financial expert” as defined by the rules of the SEC.  The Audit Committee met five times during 2010 and each member of the Audit Committee attended at least 75% of the total meetings held.

    Pursuant to the charter for the Audit Committee, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company and audits of our financial statements. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee, among other things:

•	Appoints and approves the compensation of the independent registered public accounting firm to serve as our auditor;

•	Oversees the work of the independent auditor, including the annual audit;

•	Evaluates the performance of the independent auditor, and if so determined by the Audit Committee, replaces the independent auditor;

•
Ensures the receipt of, and evaluates, written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence;

•
Discusses with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants (“AICPA”), Professional Standards, Vol. 1 AU section 380)  as adopted by the PCAOB in Rule 3200T;

•
Meets, reviews and discusses with management and the independent auditor separately and together regarding the scope of the audit, significant accounting issues encountered and the adequacy of internal control over financial reporting;

•	Reviews and discusses with management and the independent auditor the auditor’s report on internal control over financial reporting and any management letters received by us;

•	Meets quarterly and annually with management and the independent auditor to review our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Assists the Board in its oversight of enterprise-wide risk management and reviews the scope and results of all internal audits; and

•	Reviews and assesses the charter at least annually, provides minutes of committee meetings and prepares the report to be included in the proxy statement each year.

    The report of the Audit Committee is on page 43 of this Proxy Statement.

    Compensation Committee. The Compensation Committee currently consists of Messrs. Duerden (Chairman), Badie, Fitzgibbons and Grant. The Board has determined that Messrs. Duerden, Badie, Fitzgibbons and Grant are independent under the Nasdaq rules.  The Compensation Committee met seven times during 2010 and each member of the Compensation Committee attended at least 75% of the total meetings held.   The Compensation Committee:

•	Has exclusive authority to determine the amount and form of compensation paid to our Chief Executive Officer and reviews, at least annually, our Chief Executive Officer’s performance;

•	Oversees our overall compensation structure, policies and practices, and assesses whether our compensation structure and plans establish appropriate incentives for management and employees;

•	Administers our incentive-compensation and equity-based compensation plans;

•	Reviews and approves corporate goals and objectives relevant to the compensation of other executives, officers, employees, consultants and advisors; and

•
Reviews and assesses the charter periodically, prepares minutes of committee meetings and prepares the report to be included in the proxy statement on executive compensation and our compensation discussion and analysis each year.

    The Compensation Committee may delegate its authority to set the compensation of non-officer employees and consultants to management and other appropriate supervisory personnel. The Chief Executive Officer makes recommendations to the Compensation Committee regarding appropriate goals and objectives relevant to the compensation and performance of the other members of executive management, and the Compensation Committee reviews, evaluates and approves the amount and form of compensation paid to such executives each year.

    The Compensation Committee has the authority to select and engage, at our expense, such outside consultants, legal counsel and other advisors as it determines necessary and advisable to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. In 2009, the Compensation Committee retained Buck Consultants, to provide executive compensation consulting services, and when the principal consultant from Buck Consultants joined another consulting firm, the Compensation Committee then engaged that firm, Hay Group, which acts as our current compensation consultant.   Hay Group did not provide any additional services to the company during 2010. To date, the Compensation Committee has not retained any other outside consultants, but has from time to time retained outside legal counsel.

    For further discussion regarding the Compensation Committee’s role in compensation of our executives, see “Compensation Discussion and Analysis” below.  The report of the Compensation Committee is on page 33 of this Proxy Statement.

    Nominating Committee. The Nominating Committee currently consists of Messrs. Badie (Chairman), Duerden and Fitzgibbons. Messrs. Badie, Duerden and Fitzgibbons are independent directors under the Nasdaq rules.  The Nominating Committee met one time in 2010 and all of the members of the committee attended that meeting. The Nominating Committee, among other things:

•	Selects and evaluates individuals for appointment to the Board, including assessing the particular experience, qualifications, attributes and skills possessed by each such individual;

•	Identifies, evaluates and recommends directors for appointment to its committees;

•	Prepares and recommends corporate governance guidelines for approval by our Board;

•	Prepares and recommends, and from time to time assesses, our Code of Business Conduct and Ethics;

•	Reviews the committee’s charter at least annually;

•	Provides recommendations to our Board on matters regarding management succession; and

•	Conducts an annual review and evaluation of the performance of the Board.

Director Nominations

    Criteria for Board Membership.   In selecting candidates for appointment or re-election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of our Board, and seeks to ensure that at least a majority of the directors will be independent under the Nasdaq rules, and that members of our Audit Committee meet the financial literacy and sophistication requirements under the Nasdaq rules and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Although we do not have a formal policy with respect to diversity, the Nominating Committee does review the qualities of the Board members as a group, including the diverse nature of the Board’s professional experiences, viewpoints, skills, expertise with respect to the various facets of our business operations, and educational backgrounds. Nominees for director were also selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. In addition, the Nominating Committee and Board may, from time to time, establish and consider specific skills and experiences that they believe we should seek in nominees for director in order to constitute a diverse, balanced and effective Board.

    Stockholder Nominees. The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of Obagi and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in a proxy statement as a nominee and to serve as a director if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock that are owned beneficially and held of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the our Bylaws and under the caption, “Stockholder Proposals for 2012 Annual Meeting” on page 44 of this Proxy Statement.

    Process for Identifying and Evaluating Nominees. The Nominating Committee believes that we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will re-nominate incumbent directors who continue to be qualified for service on our Board and are willing to continue as directors.  If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our executives and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. To date, the Nominating Committee has not retained any outside consultants, legal counsel and other advisors.

    We have never received a proposal from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

    Board Nominees for the 2011 Annual Meeting. All of the nominees listed in this Proxy Statement are current directors standing for re-election by our stockholders.

Board Leadership Structure

    Our Board does not have a formal policy regarding whether the roles of the Chief Executive Officer and Chairman of the Board should be separate.  The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary over time as circumstances warrant.

    We currently have separate individuals serving as Chairman of the Board and as Chief Executive Officer. The Board believes that this leadership structure is the optimal one for us at this time, as having a separate Chairman who is not an employee of the company has enhanced the Board’s oversight of, and independence from, our management, and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders. Further, this structure allows the Chief Executive Officer to focus more on the day-to-day operation of our company.  Due to the fact that we have chosen to separate the roles of the Chief Executive Officer and Chairman of the Board, we do not currently have a designated lead independent director.

Board Risk Oversight

    The Board plays an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. A fundamental part of risk management is not only understanding the risks that we face and what measures management has implemented to mitigate those risks, but also understanding the level of risk that is appropriate for us, given our size and the nature of our business. In determining our business strategy, the Board assesses the various risks we face, including the likelihood of occurrence and the potential impact of such risks, the steps taken by management to mitigate those risks and what is an acceptable level of risk for us.

    The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. In addition, the Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus. More specifically, the Audit Committee focuses on financial risks, including accounting and internal control risks. The Compensation Committee is responsible for overseeing risk management relating to our executive compensation plans (the 2005 Stock Incentive Plan, as amended (the “2005 Plan”), 2010 Performance Incentive Plan (“2010 Plan”), 401(k) plan and Sales Compensation Plan) and arrangements, including consideration as to whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating Committee oversees matters relating to the composition and organization of the Board and manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board and its committees are committed to ensuring effective risk management oversight and working with management to ensure that effective risk management strategies are incorporated into our culture and day-to-day business operations.

Communications with Directors

    Any interested person, including any stockholder, who desires to contact our Chairman of the Board or any other Board member may do so by writing to Obagi Medical Products, Inc. at 3760 Kilroy Airport Way, Suite 500, Long Beach, California, 90806, Attention: Secretary.  Any communications received will be distributed by our Secretary to the Chairman of the Board or other Board member or members as deemed appropriate by our Secretary.  Complaints regarding our accounting, internal accounting controls, auditing, business conduct or ethics matters can either be reported directly to the Chairman of the Audit Committee or General Counsel by writing to Obagi Medical Products, Inc., Attention: Chairman of the Audit Committee or General Counsel, 3760 Kilroy Airport Way, Suite 500, Long Beach, California, 90806, or submitted through our confidential and anonymous electronic and phone hotline administered by a third party by visiting our website at www.obagi.com  or calling (800) 792-8089.

Code of Business Conduct and Ethics

    We have adopted a Code of Business Conduct and Ethics that applies to all of our executives and employees, including the principal executive officer, principal financial officer and controller. The Code of Business Conduct and Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our “code of conduct” within the meaning of the listing standards of Nasdaq. A copy of our Code of Business Conduct and Ethics is available on the Investor Relations section of our website at www.obagi.com.  We intend to disclose any material changes made to the Code of Business Conduct and Ethics or any waivers granted to any of our directors and executives on that website or by the filing of a Current Report on Form 8-K within four business days of such material change or waiver.

Compensation of Non-Employee Directors

    Our Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our Board and our stockholders. Mr. Hummel did not receive additional compensation for Board service following his appointment as our interim President and Chief Executive Officer in October 2010.

    Members of the Board who are not our employees receive annual retainers of $30,000. The chair of our Audit Committee, Mr. Grant, receives an additional annual retainer of $10,000. In 2010, the chair of our Nominating Committee, Mr. Hummel (through October 2010), and the chair of our Compensation Committee, Mr. Badie, each received an additional annual retainer of $5,000. In addition, all non-employee members of the Board receive $1,500 for each Board meeting attended in person and $500 for each Board meeting attended via telephone. Each member of the committees of our Board receives $500 for each committee meeting attended in person or via telephone. Any new non-employee director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000 on the date such individual joins the Board. In addition, each non-employee director receives an annual grant of restricted stock with a fair market value of $30,000 at the time of each annual meeting of stockholders.  Such shares vest on the one year anniversary of each date of grant.

    From time to time our Board may form special committees to advise the Board regarding specific events or transactions.  In such cases, the members of these committees may also receive cash retainers and meeting fees for their service on such committees. During 2009, our Board formed a Special Initiatives Committee, consisting of Messrs. Grant (chair), Badie and Hummel, to assist in the evaluation of various strategic transactions. The Special Initiatives Committee continued to evaluate such transactions through November 2010. Upon his appointment as interim President and Chief Executive Officer in October 2010, Mr. Hummel resigned from his position on this committee. In 2009, the chair of this committee received a cash retainer of $30,000 and members of the committee each received a cash retainer of $20,000, as well as per meeting fees of $500 for each meeting attended in person or via telephone. In 2010, the committee members continued to receive per meeting fees of $500 for each meeting attended in person or via telephone.

    In January 2010, the Board formed a Litigation Oversight Committee, consisting of Messrs. Fitzgibbons (chair), Badie and Grant, to assist in the oversight of our current litigation with Zein E. Obagi, M.D. and certain of his affiliates. See “Certain Relationships and Related Transactions—Litigation Involving Directors, Officers and Affiliates” for further information regarding such litigation. The chair of this committee receives a quarterly cash retainer of $6,250 and members of this committee each receive quarterly cash retainers of $5,000, as well as per meeting fees of $500 for each meeting attended in person or via telephone.

    In February 2011, the Board formed a Succession Committee, consisting of Messrs. Badie, Bartholdson, Duerden and Grant, to assist in the search and evaluation of candidates for the President and Chief Executive Officer position, including Mr. Hummel.  Members of this committee receive per meeting fees of $500 for each meeting attended in person or via telephone.

    The following table summarizes the cash compensation we paid to the members of the Board of Directors who are not employed by us during the year ended December 31, 2010, as well as the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2010. You should note that information regarding the ownership of vested stock held by our non-employee directors is set forth in the table entitled “Security Ownership of Certain Beneficial Holders and Management” on page 21 of this Proxy Statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Albert J. Fitzgibbons III	$81,250	$29,999	$111,249
Ronald P. Badie	$89,500	$29,999	$119,499
John A. Bartholdson	$43,500	$29,999	$73,499
John H. Duerden	$39,000	$29,999	$68,999
Edward A. Grant	$94,000	$29,999	$123,999
Albert F. Hummel(4)	$43,250	$29,999	$73,249
 _______________________
(1)  For purposes of determining director compensation, the term of office for directors begins in June and ends the following June, which does not coincide with our January through December fiscal year. Cash amounts included in the table above represent the portion of the annual retainers received in retainer fees, committee chair fees, and  meeting fees earned with respect to service during calendar year 2010.

(2)  The dollar amounts shown for stock awards represents the grant date fair value of restricted stock granted during the year ended December 31, 2010, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 11, 2011.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)  The aggregate number of unvested shares of restricted stock held by each director as of December 31, 2010 was 2,463.  Such shares will vest in full on June 8, 2011.

(4)  Represents fees paid and stock awards granted to Mr. Hummel prior to his appointment as our interim President and Chief Executive Officer in October 2010. Following such appointment, Mr. Hummel no longer received any additional compensation for his service on the Board and resigned from every committee to which he had been appointed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Badie, Fitzgibbons, Grant and Hummel (through October 2010) served on the Compensation Committee during the year ended December 31, 2010. During such service, none of these directors were, or had ever been, an officer or employee of Obagi or any of our subsidiaries.  In addition, none of these directors had any relationship requiring disclosure by us under Item 404 of Regulation S-K—Certain Relationships and Related Transactions while serving on the Compensation Committee.  During the year ended December 31, 2010, none of our executives served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, whose executives also served on our Compensation Committee or Board.  No interlocking relationship exists, or in the past fiscal year existed, between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table sets forth information regarding ownership of our common stock as of the record date of April 20, 2011 or earlier date for information based on filings with the SEC by: (i) each person known by us to own more than 5% of the outstanding shares of common stock; (ii) each director and nominee for director; (iii) our “Named Executive Officers,” which include our Chief Executive Officer, Chief Financial Officer, and two other executive officers appearing later in this Proxy Statement; and (iv) all directors and Named Executive Officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Five percent stockholders:
Royce & Associates, LLC (3) 745 Fifth Avenue New York, NY 10151	2,253,231	12.2%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	1,850,703	10.0%
Discovery Group I, LLC (5) 191 North Wacker Drive, Suite 1685 Chicago, IL 60606	1,174,588	6.3%
Paradigm Capital Management, Inc. (6) Nine Elk Street Albany, NY 12207	1,120,005	6.0%
Named Executive Officers and Directors:
Albert F. Hummel (7)	15,787	*
Preston S. Romm (8)	150,001	*
David S. Goldstein (9)	172,501	*
Laura B. Hunter (8)	45,001	*
Steven R. Carlson	0	*
Ronald P. Badie (7)	13,537	*
John A. Bartholdson (7)	12,538	*
John H. Duerden (7)	10,011	*
Albert J. Fitzgibbons III (7)	12,538	*
Edward A. Grant (7)	15,787	*
All officers and directors as a group (10 persons) (10)	447,701	2.4%
__________________
*  Less than 1%.

(1)  Unless otherwise indicated, the address of each of the named individuals is c/o Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806.

(2)  The percentage of shares beneficially owned is based on 18,534,607 shares of common stock outstanding as of April 20, 2011.  Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 20, 2011.  Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.  Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)  Information regarding these shares is based on the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on February 8, 2011. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares deemed beneficially owned by Royce & Associates LLC, a registered investment advisor. The interest of one such account, Royce Pennsylvania Mutual Fund, an investment company managed by Royce & Associates, LLC, amounted to 1,424,113 shares of our common stock.

(4)  Information regarding these shares is based on the Schedule 13G filed by BlackRock, Inc. with the SEC on April 8, 2011. The securities reported herein are beneficially owned by the following subsidiaries of BlackRock, Inc., of which BlackRock, Inc. serves as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G): BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC.

(5)  Information regarding these shares is based on the Schedule 13D/A jointly filed on March 30, 2010 by the Discovery Group I, LLC (“Discovery Group”), Mr. Daniel J. Donoghue, a managing member of Discovery Group and various related entities, and Mr. Michael R. Murphy, a managing member of Discovery Group and various related entities.  The securities reported herein are legally owned by two private investment partnerships over which Discovery Group exercises discretionary investment management authority (the “Partnerships”). Messrs. Donoghue and Murphy are the sole managing members of Discovery Group. As a result, Discovery Group, Daniel J. Donoghue and Michael R. Murphy may be deemed to share beneficial ownership of all of the shares of our common stock owned by the Partnerships.

(6)  Information regarding these shares is based on the Schedule 13G filed by Paradigm Capital Management, Inc. (“Paradigm Capital”) with the SEC on February 14, 2011.  All such shares are owned by advisory clients of Paradigm Capital.

(7)  Includes 2,463 shares of restricted stock that fully vest on June 8, 2011.

(8)  Consists solely of shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2011.

(9) Includes 150,001 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2011.

(10)   Includes 345,003 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 20, 2011.  Also includes 14,778 shares of restricted stock that will vest in full on June 8, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Exchange Act and SEC rules, our directors, Named Executive Officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.  Based solely on our review of copies of these reports that we received from such persons for their transactions in 2010 and written representations of such reporting persons, we believe that all SEC reporting requirements under Section 16(a) during the year ended December 31, 2010 were satisfied in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of December 31, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(A) Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	1,207,067	(2)	$10.63	(2)	1,647,254	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
__________________
(1)  Consists of our 2000 Stock Option/Stock Issuance Plan, as amended (the “2000 Plan”), and the 2005 Plan.

(2)  Excludes a total of 14,778 shares of unvested restricted stock that were issued to non-employee Board members in June 2010 without any cash consideration or other payment required for such shares. Such shares will vest on June 8, 2011. See “Corporate Governance and Board Matters—Compensation of Non-Employee Directors.”

(3)  In November 2005, the Board amended the 2000 Plan to discontinue further option grants under the plan. Accordingly, such number solely represents shares issuable under the 2005 Plan. Shares reserved for issuance under the 2005 Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to restricted stock awards or units that vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Other than as described below or elsewhere in this Proxy Statement, since January 1, 2010, there has not been a transaction or series of related transactions to which Obagi was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Secondary Offering by and Stock Repurchase from Significant Stockholders

    As of November 10, 2010, Stonington Capital Appreciation 1994 Fund, L.P. (the “Stonington Fund”) was the record holder of 4,722,285 shares of our common stock and the Zein & Samar Obagi Family Trust (the “Obagi Trust”) was the record holder of 1,524,869 shares of our common stock. John A. Bartholdson, a member of our Board, and Albert J. Fitzgibbons, a member and Chairman of our Board, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund.  From time to time we reimburse Messrs. Bartholdson and Fitzgerald for expenses related to travel to and from board meetings and we compensate them for serving on the Board and certain of its committees.

    On November 18, 2010, we entered into an Underwriting Agreement with Stifel Nicolaus & Company, Incorporated (“Stifel”), the Stonington Fund and the Obagi Trust in connection with the offer and sale of 2,690,244 shares of our common stock by the Stonington Fund and Obagi Trust. Under the terms of the Underwriting Agreement, Stifel agreed to purchase 2,033,617 shares from the Stonington Fund and 656,627 shares from the Obagi Trust at a price of $9.84 per share, which was equal to the public offering price of $10.25 per share, less the applicable underwriters’ discounts. The shares were sold pursuant to the company’s existing shelf registration statement on Form S-1 (Registration No. 333-170129) filed with the SEC on October 26, 2010 and declared effective by the SEC on November 15, 2010 (the “Secondary Offering”). The closing of the Secondary Offering occurred on November 24, 2010.

    On November 30, 2010, we purchased 2,688,668 additional shares of our common stock from the Stonington Fund and 868,242 additional shares of our common stock from the Obagi Trust, pursuant to the terms of a Stock Purchase Agreement, dated as of November 15, 2010, among the Stonington Fund, Obagi Trust and us (the “Repurchase Agreement”). Per the terms of the Repurchase Agreement, we paid a purchase price of $9.84 per share for such shares. Following the closing of the Secondary Offering and our repurchase of such shares under the Repurchase Agreement, the Stonington Fund and the Obagi Trust ceased to own any shares of our common stock.

Transactions with Zein E. Obagi, M.D. and Affiliated Parties

Termination of 2006 Agreement

    On September 2, 2010, we exercised our right to terminate the Agreement, dated as of June 29, 2006, (the “2006 Agreement”), among us and Zein Obagi, M.D., our former executive medical director and Board member (“Dr. Obagi”), Zein E. Obagi, M.D. Inc. (“Obagi Inc.” and together with Dr. Obagi, the “Obagi Entities”), Samar Obagi, the Obagi Trust and Skin Health Properties, Inc. (the “Marketer”) (collectively, the “Dr. Obagi Parties”). The 2006 Agreement provided, among other things, that the Obagi Entities and/or the Marketer would promote and provide services to support the marketing of our products, including the oversight of property we lease in Beverly Hills, California.  Additionally, the Obagi Entities would have to be available to advise and assist us in the formulation and clinical testing of new products and, at our request, to chair an annual symposium and up to two clinical advisory meetings per year.  The 2006 Agreement also contained provisions protecting our intellectual property rights, including trademarks, and confidential information, and limiting competition by the Dr. Obagi Parties.  Under the 2006 Agreement, we agreed to pay Obagi Inc. an annual retainer of approximately $570,000.  In addition, we agreed to pay Obagi Inc. an annual fee of $200,000 for the first two years for the development of Proderm products, a line of skincare products.  At the end of the two years, we had the option to continue to sell Proderm products, in exchange for an annual royalty payment.  We did not exercise this option.  In addition, we agreed to pay Obagi Inc. royalty fees for developing other products identified in the agreement equal to 5% of our net revenues from sales of those products.  As there were no products commercialized under the 2006 Agreement, we did not pay any royalties pursuant to the 2006 Agreement.  We also agreed to pay certain fees and expenses for certain additional training and educational services and clinical studies, as well as 50% of all invoiced commercially reasonable marketing design and development (not production) expenses associated with the opening of the property in Beverly Hills, up to $100,000.  As of December 31, 2009, we recorded a payable to Dr. Obagi for $100,000 related to reimbursable expenses for the opening of the property in Beverly Hills.  During the year ended December 31, 2010, we paid the balance of $100,000 to Dr. Obagi.  The original term of the 2006 Agreement was five years, and would have otherwise ended on June 29, 2011.

   In connection with the termination of the 2006 Agreement, we accelerated the payment of certain fees and expenses that otherwise would have been paid during the remainder of the original term.  Accordingly, we expensed an additional $477,000 in the third quarter of 2010 that we would have otherwise expensed equally in the fourth quarter of 2010 and the first and second quarters of 2011.

    The termination of the 2006 Agreement does not relieve the Dr. Obagi Parties from their obligations to comply with certain provisions of the 2006 Agreement, particularly as they relate to a limited trademark license to Obagi Inc. and/or the Marketer, the grant to us of a license to have access to and utilize accounts, customer lists and other customer information and data developed in connection with the 2006 Agreement, the protection of our intellectual property rights and other additional confidential information of ours, nor does it affect our ownership of trademarks and other intellectual property rights

2006 Lease agreement and letter agreement

    In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a lease agreement (“lease”) for the Beverly Hills property described above and a letter agreement with Skin Health Properties as landlord dated June 29, 2006. The lease has a term of five years beginning August 1, 2006 and can be extended or terminated earlier under the terms of the lease. All amounts under the lease have been fully paid.  The letter agreement in connection with the lease with Skin Health Properties relates to leasehold improvements and prepayment of rent. Under the letter agreement, Skin Health Properties acknowledges that we have paid approximately $2.2 million in respect of leasehold improvements and prepaid rent under the lease and we will not be required to pay any additional amounts for leasehold improvements or rent.

    As a result of the termination of the 2006 Agreement, we determined that the leasehold improvements were impaired resulting in the write-off of $258,000 in leasehold improvements at the Beverly Hills property and $153,000 in prepaid rent. During the year ended December 31, 2010, we recorded $138,000 in rent expense related to the lease agreement.

Agreements with Obagi Dermatology – San Gabriel Annex, Inc.

    On September 23, 1997, we entered into a distributorship agreement with Obagi Dermatology – San Gabriel Annex, Inc. (“SGA”), which is controlled by Dr. Obagi who owns 75% of SGA. The agreement granted SGA exclusive rights as our distributor in certain U.S. territories targeted to Chinese populations. Under these agreements, SGA receives the maximum discount offered to our unrelated customers on our products. The agreement had an initial one-year term, and has been automatically renewed annually under the terms of the agreement. We sold SGA $141,094 in products through November 30, 2010.

    In addition, Dr. Obagi owns his own clinic. In 2010, we sold Dr. Obagi $239,207 in products through November 30, 2010.

Transactions with Employees and Consultants of Cobrek Pharmaceuticals Inc.

    From November 2010 through March 2011, we have engaged (i) the Vice President of Regulatory Affairs and Quality Assurance, (ii) the Chairman of the board of directors, (iii) a member of the board of directors, and (iv) a senior consultant of Cobrek Pharmaceuticals, Inc. (“Cobrek”) to provide consulting services to us. These individuals continue to provide consulting services to us. We have accrued or paid these four consultants $222,464 in aggregate fees and related expenses since their engagement.  We currently anticipate that we may enter into an additional consulting arrangement with Cobrek itself and may engage other employees or consultants of Cobrek to provide formulation and/or other services to us. Mr. Hummel, our President and Chief Executive Officer and a member of our Board of Directors, is also the Chief Executive Officer, a member of the board of directors and a holder of more than 10% of the outstanding stock of Cobrek.

Litigation Involving Directors, Officers and Affiliates

    On January 7, 2010, ZO Skin Health, Inc., a California corporation, filed a complaint in the Superior Court of the State of California, County of Los Angeles:   ZO Skin Health, Inc. vs. OMP, Inc. and Obagi Medical Products, Inc. and Does 1-25 ; Case No. BC429414.  The complaint alleges claims against us for: (i) unfair competition; (ii) intentional interference with prospective economic advantage; (iii) negligent interference with prospective economic advantage; (iv) intentional interference with contract; and (v) promissory estoppel.  More specifically, the plaintiff alleges that: we engaged in business practices, including the assertion of void and unlawful non-compete clauses in contracts with Dr. Obagi, that violate California’s Unfair Competition Law and the California Business and Professional Code, Section 17200, et seq.; we intentionally and negligently interfered with plaintiff’s prospective economic advantage in relationship with Rohto Pharmaceutical Co., Ltd. (“Rohto”) and certain product distributors; we interfered with existing contracts between plaintiff and Rohto; and we allegedly did not provide certain promised assistance in connection with the alleged agreement between plaintiff and Rohto.  The plaintiff seeks injunctive relief, compensatory damages “measuring in the tens of millions of dollars” and other damages in an unspecified amount, punitive damages and costs of suit including attorneys’ fees.  We have answered the complaint and denied the allegations in that pleading.  In addition, we have asserted counterclaims against the plaintiff.  Discovery in the action is active and ongoing.  We are defending the litigation vigorously.

    In addition, on or about January 7, 2010, Dr. Obagi and his spouse, Samar Obagi, and the Obagi Trust and certain other entities allegedly affiliated with Dr. Obagi sent us an arbitration demand before JAMS (formerly Judicial Arbitration and Mediation Services) in Los Angeles, California in which the claimants claim breaches of the 2006 Services Agreement and 2006 Separation and Release Agreement between us and the claimants and various breaches of common law, California law, and federal law, including failure to pay certain retainer, marketing and reimbursement funds, failure to pay royalties allegedly due, failure to consult before developing and marketing new products, failure to pursue certain business strategies, threatening to invoke unenforceable and inapposite non-competition clauses in our contracts with Dr. Obagi, threatening and interfering with the claimants’ business opportunities, threatening to enforce nonexistent trademark and service mark rights, and wrongfully depriving the claimants of both their rights to pursue business opportunities and also their trademark rights.  Claimants seek actual and consequential damages of “millions of dollars” and other damages in an unspecified amount, restitution of monies wrongfully obtained in an unspecified amount, prejudgment interest, attorneys’ fees and costs, declaratory judgment and assignment of certain trademarks from us to Dr. Obagi.  We filed an answer to the Demand for Arbitration denying the allegations and asserting various counterclaims.  In May 2010, the claimants in the arbitration proceeding filed an amended demand, again before JAMS in Los Angeles. The amended demand reiterates the claims asserted in the original demand. The amended demand expands the original demand’s factual allegations involving our alleged interference with the claimants’ rights to pursue business opportunities and with the claimants’ trademark rights. Discovery in the action is active and ongoing.  We are defending the arbitration vigorously.

Policies and Procedures for Reviewing, Approving or Ratifying Related Party Transactions

    All future related party transactions must be submitted to the Audit Committee for review, approval or ratification in advance. The Audit Committee shall hold an in-person or telephonic meeting to determine the disposition of each proposed related party transaction.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

    Preston S. Romm, 57, has served as our Chief Financial Officer and Executive Vice President, Finance, Operations and Administration since July 2008.  From 2006 to 2008, Mr. Romm served as Chief Financial Officer for Iomega Corporation, until its sale to EMC Corporation in 2008. At Iomega, he was responsible for all administrative functions including finance, SEC compliance, treasury, investor relations and information systems. Mr. Romm’s extensive public company financial experience includes serving as the CFO of Dot Hill Systems from 1999 to 2006, Verteq, Inc., a privately-held company, from 1997 to 1999, and STM Wireless, Inc. from 1994 to 1997, and he was Chief Accounting Officer of MTI Technology from 1990 to 1994. Mr. Romm began his career at the CPA firm of Schmidt & Co., and has also held management positions at Unisys and McDonnell Douglas. He holds a B.S. in Accounting from the University of Maryland and an M.B.A. from American University. Mr. Romm served as a member of the board of directors of Netlist where he was chairman of the audit committee and a member of the nominating and governance committees from March 2004 to April 2009.

    David S. Goldstein, 50, has served as our Executive Vice President, Global Sales and Field Marketing since January 2004. He joined us as Director of Sales for the United States in October 1999. From 1991 to 1999, Mr. Goldstein served in sales management positions for Allergan. Prior to that, Mr. Goldstein worked with Johnson & Johnson, where he served in various sales positions with a particular focus on dermatology products such as Retin-A. Prior to beginning his career in sales, Mr. Goldstein served for four years in the United States Marine Corps, earning a Navy Commendation of Meritorious Service. Mr. Goldstein received his B.S. in economics and M.B.A. from National University of San Diego.

    Laura B. Hunter, 50, has served as our Vice President, General Counsel and Secretary since September 2008.  Prior to joining us, for five years, Ms. Hunter was the President of The LB Hunter Group, a strategic business and legal consulting firm providing business advisory and legal services primarily to companies in the medical device, products and services, healthcare information technology and other segments of the healthcare industry.  From 1987 to 2003, Ms. Hunter was a practicing lawyer, most recently with the law firm of Brobeck, Phleger & Harrison LLP where she was a partner from 1995 until her departure, and during a portion of which time, she was co-chair of the firm’s life sciences practice and managing partner of the firm’s Orange County, California Business & Technology Group.  Ms. Hunter received her B.B.A. from the University of San Diego and her Juris Doctor degree from the University of California at Davis.

    There are no family relationships among any of our directors or these officers.

Compensation Discussion and Analysis

    The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

    This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Named Executive Officers, which include: Mr. Hummel, our President and Chief Executive Officer since October 8, 2010; Mr. Carlson, our former President and Chief Executive Officer until October 8, 2010; Mr. Romm, our Chief Financial Officer and Executive Vice President, Finance, Operations and Administration; Mr. Goldstein, our Executive Vice President, Global Sales and Field Marketing; and Ms. Hunter, our Vice President, General Counsel and Secretary.

Overview of the Compensation Program

    The Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. One of the objectives of the Compensation Committee is to ensure that the total compensation paid to all of our executives, including the Named Executive Officers, is fair, reasonable and competitive.  In addition, the committee believes that the compensation paid to our executives should be substantially dependent upon our financial performance and the value that we create for our stockholders. For this reason, the committee structures our compensation programs to provide incentives for the attainment of our short-term and long-term strategic and financial objectives, and rewards those executives who make meaningful contributions to the attainment of those objectives.  The compensation of each of our Named Executive Officers primarily consists of three elements: (i) a base salary; (ii) participation in an annual cash bonus plan tied to our attainment of pre-established corporate financial objectives; and (iii) long-term stock-based incentive awards, in the form of stock options and/or restricted stock units.  In 2010, given the ongoing uncertainty in the economic conditions in the United States and around the world, the Compensation Committee determined that no merit increases for our Named Executive Officers would be implemented for the year, as discussed in greater detail below.

Compensation Goals and Philosophy

    The primary goals of our Compensation Committee with respect to executive compensation are to attract and retain a talented and dedicated management team, motivate them to achieve our specific annual, long-term and strategic goals, and align their interests with those of the stockholders by only rewarding performance that meets or exceeds established thresholds, with the ultimate objective of improving stockholder value. Our Compensation Committee evaluated individual executive performance with a goal of setting compensation at levels the committee believes are appropriate, taking into account the responsibility and performance of, and compensation paid to, our other executives and to executive officers at comparable companies.

    In 2010, the Compensation Committee continued to utilize Hay Group as compensation consultants to assist it in its duties, including providing advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The compensation consultant consists of a specific group within Hay Group that does no work for us other than its work for the Compensation Committee and reports directly to the Compensation Committee through its chairperson. The Compensation Committee retains the right to terminate or replace the compensation consultant at any time.

    In 2010, the compensation consultant provided the Compensation Committee with:

•	Market survey data;

•	Advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites, and severance benefits;

•
A comprehensive review of our executive compensation strategy, including reviewing the relative compensation of our peer group companies and the criteria for selecting peers that was used in preparing this Proxy Statement, as well as advising on our short- and long-term compensation incentives and our equity compensation strategy; and

•	Support for the preparation of our disclosure in this Proxy Statement of peer group data (excluding compensation related data relative to the designated peer group).

  Direct Peer Group

    Our Compensation Committee selected the following 21 companies consisting of direct competitors having comparable revenue and net income and similar sales and marketing initiatives as Obagi:

• Angiotech Pharmaceuticals • Caraco Pharmaceutical Labs • Cutera Inc. • Cynosure Inc. • Dusa Pharmaceuticals Inc. • Emergent Biosolutions Inc. • Enzon Pharmaceuticals Inc.	• ISTA Pharmaceuticals Inc. • JAZZ Pharmaceuticals Inc. • Medicines Co. • Medicis Pharmaceutical Corp. • Pain Therapeutics Inc. • Par Pharmaceutical Inc. • QLT Inc.	• Questcor Pharmaceuticals Inc. • Salix Pharmaceuticals Ltd. • Santaras Inc. • Solta Medical Inc. • Sucampo Pharmaceuticals Inc. • United Therapeutics Corp. • Viropharma Inc.

    Our Compensation Committee believes that this diverse group of companies sets an appropriate standard against which to measure the compensation packages awarded to our executives.  The Compensation Committee used these peer companies as a guideline when determining total compensation paid to our executives in 2010.  The Compensation Committee targeted approximately the sixty-fifth percentile of total direct compensation paid to the comparable executives of these companies.  The committee chose to target the sixty-fifth percentile because successful execution of our business plan requires a small number of executives with superior skills and the Compensation Committee believes that using the sixty-fifth percentile will give us a competitive advantage over the companies with which we compete by allowing us to attract and retain the most talented and dedicated executives possible.

    For this Proxy Statement, Hay Group did not provide a comparison of these peer group companies’ relative compensation data for 2010, as all of these companies had not yet reported year end compensation data by the first quarter of 2010, when the Compensation Committee reviewed and determined the compensation packages for our Named Executive Officers for 2010.  Therefore, the 2009 compensation data used in determining the 2010 peer groups was used in evaluating our executives’ compensation for 2010.  Once all compensation data for 2010 is available, Hay Group will work with our Compensation Committee to develop revised peer group data for 2011.

Role of Executives in Compensation Decisions

    The Compensation Committee makes all of the decisions regarding compensation for our executives, including the Named Executive Officers, and approves recommendations regarding equity awards to all of such individuals. Decisions regarding non-equity compensation of other employees are made by our Chief Executive Officer within the framework established by our Compensation Committee.

    The performance of our Chief Executive Officer is reviewed by our Compensation Committee, after asking him to provide his view concerning his performance.  Our Chief Executive Officer annually reviews the performance of each executive and the conclusions reached, and the recommendations made, by him based on these reviews are presented to the Compensation Committee. The Compensation Committee then discusses the reviews and recommendations presented by the Chief Executive Officer and discusses its own reviews of the performance of the executives. The Compensation Committee thereafter exercises its discretion in deciding the compensation to be paid to each of these individuals.

Elements of Compensation

    To achieve the Compensation Committee’s objectives, our compensation plan must serve three primary purposes. First, it must be competitive. In 2010, competitive means targeting total direct compensation, in the aggregate (i.e., including base pay, short-term cash incentives and long-term equity award incentives) in a manner that is in line with the sixty-fifth percentile of comparable executive officers in the peer group identified above as an initial benchmark. Individual targets are equitably set on the same basis, compared to both peers and internal benchmarks. Secondly, it should provide compensation that varies based on the company’s performance and the individual performance of each executive. Third, it should align each participant's interests with our stockholders. The principal components of executive compensation consist of the following:

    Base Salary.     Base salaries are provided to our executives to compensate them for services rendered during the fiscal year. Base salaries for executive officers are established based on the scope of their responsibilities and their individual performance. Generally, base salaries are reviewed annually, and adjusted from time to time to realign salaries after taking into account individual responsibilities, performance and experience. For 2010, this review occurred in the first quarter. At that time, our Compensation Committee determined that, given the ongoing uncertain economic conditions in the United States and around the world, no adjustments would be made to the base salaries of our Named Executive Officers in 2010. Accordingly, in 2010 the annual base salaries of our executive officers remained at the same levels that had been in effect in 2009.  As previously announced, effective October 8, 2010, Mr. Carlson resigned from his positions as our President and Chief Executive Officer and as a member of our Board. The Compensation Committee decided to maintain the same annual base salary for Mr. Hummel, who was appointed as interim President and Chief Executive Officer on October 8, 2010, that had been in effect for Mr. Carlson. The following table sets forth the annual base salary for each of Named Executive Officers in 2010:

Name and Title	2010 Annual Base Salary
Albert F. Hummel, President and Chief Executive Officer (since October 8, 2010)	$500,000
Steven R. Carlson, President and Chief Executive Officer (until October 8, 2010)	$500,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	$320,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	$295,360
Laura B. Hunter, Vice President, General Counsel and Secretary	$260,000

    In 2011, our Compensation Committee may work with the Hay Group to evaluate the base salaries of our executives, which may result in adjustments to our executives’ salaries in 2011.

    Annual Cash Incentives.    In March 2010, the Compensation Committee approved the 2010 Plan, which is an incentive compensation program for the year ended December 31, 2010 under the 2005 Plan. It amends and restates and is the successor plan to the Obagi 2009 Performance Incentive Plan (the “2009 Plan”). The 2010 Plan was designed to motivate, retain and reward our employees, including our executives, based on the achievement of specified corporate revenue and adjusted EBIT (as defined below) objectives, as well as individual objectives in certain cases.

    For 2010, in light of continuing uncertain economic conditions and the volatile economic environment, the Compensation Committee established target revenue and earnings before interest and taxes, as adjusted to exclude the impact of non-cash charges relating to the issuance of equity instruments (“adjusted EBIT”), objectives of $112,780,000 and $27,145,673, respectively.  For the 2010 Plan to be funded for eligible participants to earn any bonuses, we had to achieve at least 80.0% of the revenue objective and at least 80.0% of the adjusted EBIT objective.  Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2010 Plan pool would have been funded in the amount of $2,128,417, a decrease from the 2009 Plan's target of $2,223,234. Under the 2010 Plan, if we achieved between the minimum required 80.0% of each objective and the 100% target for each objective, then the potential bonus amount for each executive officer and non-executive employee would be reduced by 5.0% and 3.0%, respectively, for each 1% that we were below the target objective, and the bonus pool would be reduced accordingly. If the revenue and adjusted EBIT objectives were exceeded, an increased amount would have been funded to the 2010 Plan pool, up to 150% of the target 2010 Plan pool. The relative weightings of these financial performance objectives and contributions to the overall target 2010 Plan pool were as follows:

Financial Performance Objective at Target Level	Weighting	Total Contribution to Bonus Pool at Target Performance
Revenue Objective	30%	$638,525
Adjusted EBIT Objective	70%	$1,489,892

The total target bonus pool was determined based on our employee headcount at the time the 2010 Plan was adopted, and was subject to adjustment based on employee hiring, terminations and attrition levels during the year.

    In accordance with the terms of the 2010 Plan, our Compensation Committee had full and final discretion to adjust in good faith the performance objectives and/or achieved financial results to reflect the occurrence of extraordinary events. In March 2011, the Compensation Committee determined that, for the year ended December 31, 2010, we had achieved:

•	100% of the revenue objective, based upon our total net revenue of $112.8 million; and

•
92.7 % of the adjusted EBIT objective, based upon total adjusted EBIT of $25.2 million, which was further adjusted at the Compensation Committee’s discretion to exclude charges related to: our outstanding litigation and termination of our contract with Dr. Obagi and certain of his affiliates, as described above, the separation of our former President and Chief Executive Officer and the Secondary Offering.

Based on these results, and after adjustment for achievement below the 100% target level and for employee terminations and attrition during the year, the total bonus pool available for distribution to all participants based on our actual level of performance against targeted performance was $1,620,422.34.

    The 2010 Plan participants were eligible to receive individual bonus awards as established by our Compensation Committee based upon our achievement of the company objectives and, in some cases, individual objectives, out of this total bonus pool. The Compensation Committee established individual target bonus amounts calculated as a percentage of the participant’s base salary for each of our Named Executive Officers as set forth in the table below.  Based upon our achievement against the financial performance objectives for 2010, the total bonus available to be paid to each Named Executive Officer was 74.5% of such executive’s target bonus amount, however the Compensation Committee had discretion under the 2010 Plan to award bonus amounts that were in excess of or below the targeted bonus amounts.  The following table sets forth the individual target bonus amount established for each Named Executive Officer, the percentage of the target bonus amount available for distribution based upon our actual level of performance against targeted performance, and the actual bonus amount earned by each Named Executive Officer:

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount	Percentage of Target Bonus Available	Actual Bonus Paid
Albert F. Hummel, President and Chief Executive Officer(1)	75%	$84,247	74.5%	$62,768
Steven R. Carlson, President and Chief Executive Officer(2)	75%	$375,000	74.5%	$220,533
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	60%	$192,000	74.5%	$143,048
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$147,680	74.5%	$147,681
Laura B. Hunter, Vice President, General Counsel and Secretary	50%	$130,000	74.5%	$96,856
 _________
(1)  Such amount has been prorated based upon the length of time Mr. Hummel served as President and Chief Executive Officer during the year ended December 31, 2010.

(2)   Pursuant to the terms of a Separation and Release Agreement, dated October 15, 2010, between Mr. Carlson and us, Mr. Carlson was entitled to receive a bonus under the 2010 Plan equal to the greater of the accrued bonus or the bonus prorated through the date of his separation from Obagi that had been earned but not yet paid as of such date.

    The amount of the bonus paid to Mr. Carlson was determined in accordance with the terms of a Separation and Release Agreement, dated October 15, 2010, between Mr. Carlson and the company (the “Carlson Separation Agreement”), which is described in greater detail below. In making determinations of the actual bonus amount to be paid to Mr. Hummel, the Compensation Committee considered the company’s performance in 2010 as well as Mr. Hummel’s performance since his appointment in October 2010.  In determining the actual bonus amounts to be paid to the other Named Executive Officers, the Compensation Committee considered Mr. Hummel’s recommendations based upon his assessment of such executive’s performance against certain financial and non-financial goals established for that executive in consultation with the Chief Executive Officer at the beginning of 2010, the performance of that executive’s division or other area of primary responsibility, and any other challenges faced or achievements accomplished during the year.

    Eligible participants under the 2010 Plan were full-time employees, including executives, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2010.

    Long-Term Equity Incentive Program.   The Compensation Committee believes that positive long-term performance is achieved through an ownership culture that encourages such performance by our executives through the use of stock and stock-based awards.  Our stock compensation plans have been established to provide certain of our employees, including our executives, with incentives to help align those employees’ interests with the interests of stockholders and to retain our executives. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executives to acquire equity interests in the company.

    Options.   Our 2005 Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. The Compensation Committee is the administrator of the 2005 Plan. The Compensation Committee reviews and approves stock option awards to executives based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as our President and Chief Executive Officer. Stock option grants are also made at the commencement of employment and, from time to time, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options granted by us generally have an exercise price equal to the fair market value of our common stock on the day of grant (except in certain instances where grants to executives have a higher exercise price), typically vest 33% per annum based upon continued employment over a three-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”), although we have not granted any incentive stock options under the 2005 Plan to date.  Total shares authorized for issuance under the plan are 3,000,000.

    In March 2010, the Compensation Committee, after considering the individual performance and contributions of the Named Executive Officers, their existing long-term incentives, our overall financial performance and relevant market data, the effect of market conditions on our stock price and tenure with the company, approved stock option grants of 50,000, 50,000 and 25,000 to Messrs. Romm and Goldstein and Ms. Hunter, respectively, at an exercise price equal to the fair market value of our common stock on the date of grant.  Each such option will vest in three equal annual installments, commencing on the first anniversary of the option grant date.

   Stock Appreciation Rights.   The 2005 Plan authorizes us to grant stock appreciation rights (“SARs”). A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted.  Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR.  SARs typically vest based upon continued employment on a pro-rata basis over a three-year period, and generally expire ten years after the date of grant.  To date, no SARs have been awarded to any of our executives. We have the right to convert outstanding SARs into stock options.

   Restricted Stock and Restricted Stock Units.   The 2005 Plan authorizes the Compensation Committee to grant restricted stock and restricted stock units, subject to restrictions that lapse in installments or as our Compensation Committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient's employment or service terminates prior to vesting.  While our Compensation Committee did award restricted stock units to our executives in early 2008 to ensure the management team’s continued commitment to increase stockholder value as well as in anticipation of competitive challenges faced in 2008, the Compensation Committee does not currently intend to make such awards on a regular basis, and no such awards were granted in 2010 or 2009.

    Performance awards, dividend equivalents, other stock grants and other stock-based award.  The 2005 Plan authorizes the Compensation Committee to grant cash or stock performance awards based on the achievement of performance goals during performance periods established by the committee, dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee, other stock grants and other stock-based awards.  To date, no such awards have been approved.

2011 Executive Compensation Decisions

    In March 2011, the Compensation Committee approved and adopted the Obagi 2011 Performance Incentive Plan (the “2011 Plan”), which was designed to motivate, retain and reward our employees, including our executives, based on the achievement of corporate revenue and adjusted EBIT objectives, as well as individual objectives in certain cases. Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2011 Plan pool will be funded in the amount of $2.4 million, an increase from the 2010 Plan's target of $2.1 million. If the revenue and adjusted EBIT objectives are exceeded, an increased amount will be funded to the 2011 Plan pool, up to 150% of the target pool.  Thirty percent of the 2011 Plan pool will related to the revenue objective, and 70% of the pool will relate to the adjusted EBIT objective. For the 2011 Plan pool to be funded for executives to earn any bonuses, we must achieve at least 80% of the revenue objective and at least 80% of the adjusted EBIT objective.

    In the event that the revenue and adjusted EBIT objectives are sufficiently achieved to fund the 2011 Plan pool, the participants in the 2011 Plan may be eligible to receive individual incentive awards as established by our Compensation Committee based on our achievement of the corporate financial objectives and in some cases individual objectives. Such awards will be paid out of the 2011 Plan pool. Our Compensation Committee has established the following individual target bonus amounts calculated as a percentage of the participant’s current base salary for our Named Executive Officers:

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount
Albert F. Hummel, Chief Executive Officer and President	75%	$375,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	60%	$192,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$147,680
Laura B. Hunter, Vice President, General Counsel and Secretary	50%	$130,000

    Eligible participants under the 2011 Plan are full-time employees, including executives, who do not participate in sales or other variable incentive pay plans and are employed by us on December 31, 2011.

Report of the Compensation Committee

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the year ended December 31, 2010 be included in this Proxy Statement on Schedule 14A for the Annual Meeting.

COMPENSATION COMMITTEE John H. Duerden, Chairman Ronald P. Badie Albert J. Fitzgibbons III Edward A. Grant

Summary Compensation Table

    The following table sets forth information for the years ended December 31, 2010, 2009 and 2008 concerning compensation earned for services rendered to Obagi by the Named Executive Officers:

Name and principal position	Year	Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Albert F. Hummel(4)	2010	$105,682		—		—	—	$62,768		—		$168,450
President and Chief Executive Officer	2009	—		—		—	—	—		—		—
	2008	—		—		—	—	—		—		—
Steven R. Carlson(5)	2010	$386,539		—		—	—	$220,533	(6)	$1,718,946	(7)	$2,326,018
President and Chief Executive Officer	2009	$500,000		—		—	$59,724	$150,000		$10,142	(8)	$719,866
	2008	$483,353		—		$162,500	$493,156	—		$13,129	(8)	$1,152,138
Preston S. Romm	2010	$320,000		—		—	$254,983	$143,048		$14,098	(8)	$732,129
Chief Financial Officer and Executive Vice President,	2009	$320,000		—		—	$59,724	$95,000		$10,678	(8)	$485,402
Finance, Operations and Administration	2008	$159,235	(9)	$50,000	(10)	—	$303,683	—		$5,205	(8)	$518,123
David S. Goldstein	2010	$295,360		—		—	$254,983	$147,681		$14,157	(8)	$712,181
Executive Vice President, Global Sales and	2009	$295,360		—		—	$59,724	$85,000		$10,678	(8)	$450,762
Field Marketing	2008	$292,532		—		$121,875	$166,836	—		$11,112	(8)	$592,355
Laura B. Hunter	2010	$260,000		—		—	$127,492	$96,856		$12,829	(8)	$497,177
Vice President, General Counsel and Secretary	2009	$260,000		—		—	$17,917	$50,000		$9,252	(8)	$337,169
	2008	$86,667	(11)	$10,000	(12)	—	$149,491	—		$2,085	(8)	$248,243
__________________
(1)  Amounts shown reflect the grant date fair value of restricted stock unit awards made in the year indicated as computed in accordance with FASB ASC Topic 718. Such grant-date fair value was calculated on the basis of the fair market value of the underlying shares of common stock on the award date and was not adjusted to take into account any estimated forfeitures.

(2)  Amounts shown reflect the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 11, 2011.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)  Amounts shown for 2010 were earned under the 2010 Performance Incentive Plan, but were not paid out until March 2011. For a description of the 2010 Plan, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus.”

(4)  Mr. Hummel was appointed President and Chief Executive Officer effective October 8, 2010. Amounts shown for 2010 are prorated to reflect that amount of time Mr. Hummel served in such positions during the year ended December 31, 2010. His current annual base salary is $500,000. Amounts do not reflect Mr. Hummel’s compensation as a member of our Board through October 8, 2010, which can be found in the Director Compensation Table in the section entitled “Corporate Governance and Board Matters—Compensation of Non-Employee Directors.”

(5)  Mr. Carlson resigned from his positions as President and Chief Executive Officer effective October 8, 2010 (the “Separation Date”).

(6)  Pursuant to the terms of the Carlson Separation Agreement, Mr. Carlson was entitled to receive a bonus under the 2010 Plan equal to the greater of the accrued bonus or the bonus prorated through the date of his separation from Obagi that had been earned but not yet paid as of such date. Such bonus was paid on April 11, 2011.

(7)  Amounts represent payments made to Mr. Carlson under the Carlson Separation Agreement, including: (i) $875,000 to extinguish all of his rights in all options to purchase shares of our common stock outstanding on the Separation Date, of which all but $21,734 had been reflected in Mr. Carlson’s compensation in prior years under the “Option Awards” column in accordance with FASB ASC Topic 718 and its predecessor accounting and reporting standards; (ii)  $750,000, which is equal to 18 months of his base salary; (iii) $54,178 in accrued vacation pay; (iv) $22,707 for continued healthcare coverage; (v) $14,561 in matching contributions under our 401(k) plan and life insurance premiums; and (vi) $2,500 in legal fees.   For more information on the Carlson Separation Agreement, see “Executive Compensation and Other Information—Employment Agreements and Potential Payments upon Termination or Change in Control—Carlson Separation Agreement.”

(8)  Amounts shown include matching contributions under our 401(k) plan and life insurance premiums.

(9)  Mr. Romm joined the company on July 1, 2008.  Mr. Romm’s annual base salary is $320,000.

(10)  Pursuant to Mr. Romm’s employment agreement, he was entitled to a guaranteed bonus of $50,000 for 2008.  This bonus was paid during the three months ended March 31, 2009.

(11)  Ms. Hunter joined the company on September 3, 2008.  Ms. Hunter’s annual base salary is $260,000.

(12)  Pursuant to Ms. Hunter’s employment agreement, she received a $10,000 signing bonus which was paid on December 31, 2008

Grants of Plan-Based Awards

    The following table sets forth information regarding possible payouts under non-equity incentive plan awards to which our Named Executive Officers were entitled during the year ended December 31, 2010:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold	Target	Maximum
Albert F. Hummel	3/8/2010	—	$84,247(3)	$126,370
Steven R. Carlson	3/8/2010	—	$ 375,000(4)	$ 562,500
Preston S. Romm	3/8/2010	—	$ 192,000(5)	$ 288,000
	3/8/2010				50,000(6)	$ 11.49	$ 254,983
David S. Goldstein	3/8/2010	—	$ 147,680(7)	$ 221,520
	3/8/2010				50,000 (6)	$ 11.49	$ 254,983
Laura B. Hunter	3/8/2010	—	$ 130,000(8)	$ 195,000
	3/8/2010				25,000(6)	$ 11.49	$ 127,492
__________________
(1)  Under the 2010 Performance Incentive Plan, the bonus pool was based on our satisfaction of pre-established financial objectives.  If those objectives had been exceeded, the bonus pool would have been funded up to 150% of the target bonus pool.  The actual amount earned by each Named Executive Officer was based on the overall financial performance of our company and personal performance and is disclosed in the “Summary Compensation Table” under the column entitled Non-Equity Incentive Plan Compensation.

(2) Amounts shown reflect the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, please refer to Notes 2 and 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 11, 2011.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3) Mr. Hummel was appointed President and Chief Executive Officer effective October 8, 2010. His annual base salary is $500,000 and he was eligible for a discretionary cash bonus with a target of 75% of his base salary, prorated for the portion of the year ended December 31, 2010 during which he served as our President and Chief Executive Officer.

(4) Mr. Carlson resigned as our President and Chief Executive Officer effective October 8, 2010. Prior to that time, his annual base salary was $500,000 and he was eligible for a discretionary cash bonus with a target of 75% of his base salary.

(5) Mr. Romm's base salary is $320,000 and he was eligible for a discretionary cash bonus with a target of 60% of his base salary.

(6) Options vest 1/3 each year on March 8, 2011, 2012 and 2013.

(7) Mr. Goldstein's base salary is $295,360 and he was eligible for a discretionary cash bonus with a target of 50% of his base salary.

(8) Ms. Hunter’s base salary is $260,000 and she was eligible for a discretionary cash bonus with a target of 50% of her base salary.

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2010:

	Option Awards						Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Albert F. Hummel							2,463	$28,448(2)
Preston S. Romm	100,000	(3)	50,000	(3)	$10.00	7/1/2018
	16,667	(4)	33,333	(4)	$5.86	3/3/2019
	—		50,000	(5)	$11.49	3/8/2020
David S. Goldstein	60,000		—		$11.00	12/14/2016
	13,333	(6)	6,667		$16.25	2/27/2018
	13,333	(7)	6,667		$10.91	5/1/2018
	16,667	(4)	33,333	(4)	$5.86	3/3/2019
	—		50,000	(5)	$11.49	3/8/2020
Laura B. Hunter	26,666	(8)	13,333	(8)	$9.45	9/3/2018
	5,000	(4)	10,000	(4)	$5.86	3/3/2019
	—		25,000	(5)	$11.49	3/8/2020
__________________
(1)  Mr. Carlson, our former President and Chief Executive Officer, held no outstanding equity awards at December 31, 2010.

(2)  Represents the number of unvested shares of restricted stock outstanding as of December 31, 2010 multiplied by the fair market value of our common stock as reported on the Nasdaq Global Market on December 31, 2010.

(3)  Based on an option to purchase 150,000 shares granted on July 1, 2008. The option vested and became exercisable as to 1/3 of such shares on each of July 1, 2009 and July 1, 2010, and will vest and become exercisable as to the remaining 1/3 of such shares on July 1, 2011.

(4)  Based on an option to purchase shares granted on March 3, 2009. The option vested and became exercisable as to 1/3 of such shares on March 3, 2010, and will vest and become exercisable as to the remaining shares as follows: 1/3 on March 3, 2011 and 1/3 on March 3, 2012.

(5)  Options vest 1/3 each year on March 8, 2011, 2012 and 2013.

(6)  Based on an option to purchase 20,000 shares granted on February 27, 2008.  The option vested and became exercisable as to 1/3 of such shares on each of February 27, 2009 and February 27, 2010, and will vest and become exercisable as to the remaining 1/3 of such shares on February 27, 2011.

(7)  Based on an option to purchase 20,000 shares granted on May 1, 2008.  The option vested and became exercisable as to 1/3 of such shares on each of May 1, 2009 and May 1, 2010, and will vest and become exercisable as to the remaining 1/3 of such shares on May 1, 2011.

(8)  Based on an option to purchase 40,000 shares granted on September 3, 2008. The option vested and became exercisable as to 1/3 of such shares on each of September 3, 2009 and September 3, 2010, and will vest and become exercisable as to the remaining 1/3 of such shares on September 3, 201

Option Exercises and Stock Vested

    The following table sets forth information regarding stock options exercised and shares of common stock acquired upon vesting of restricted stock held by our Named Executive Officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
Albert F. Hummel	—	—	4,055	(3)	$54,053
Steven R. Carlson	—	—	—		—
Preston S. Romm	—	—	—		—
David S. Goldstein	417	$1,545	—		—
	41,667	$216,668	—		—
	8,334	$24,169	—		—
Laura B. Hunter	—	—	—		—
__________________
    (1)  Based on the amount by which the market price of a share of our common stock on the date of exercise exceeded the applicable exercise price per share of the option.

    (2)  Represents the fair market value of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

    (3) Represents shares of restricted stock granted to Mr. Hummel in 2009 in his capacity as a member of our Board of Directors that vested in June 2010.

Employment Agreements and Potential Payments Upon Termination or Change In Control

    Hummel Employment Arrangement

    In connection with his appointment as President and Chief Executive Officer on April 21, 2011 (the “Effective Date”), the Compensation Committee of the Board approved an annual base salary of $500,000 for Mr. Hummel. In addition, he will be entitled to participate in any incentive compensation plans that the Compensation Committee of the Board may establish, including the 2011 Plan adopted and approved in March 2011. Under the 2011 Plan, Mr. Hummel’s target bonus, assuming achievement by the company of 100% of each of the performance goals, is 75% of his annual base salary.

    On the Effective Date, the Compensation Committee also granted Mr. Hummel an option to purchase 100,000 shares of our common stock, with an exercise price per share of $12.55, the closing selling price per share of our common stock as reported on the Nasdaq Global Market on the date of grant. The option will vest and become exercisable with respect to 33.33% of the underlying shares per annum upon Mr. Hummel’s completion of each year of service with the company following the Effective Date.

    Additionally, on the Effective Date the Compensation Committee awarded Mr. Hummel 50,000 restricted stock units (“RSUs”) to acquire an equal number of shares of our common stock with no cash payment on his part other than applicable income and employment taxes. The RSUs will vest in full upon the second anniversary of the Effective Date.

    Either Mr. Hummel or we may terminate his employment at any time. If Mr. Hummel is terminated for cause or terminates his own employment, he will be entitled to no severance.  If Mr. Hummel is terminated without cause, he will be entitled to 12 months’ severance.  In addition he will be entitled to continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months, and will have a period of 12 months to exercise any options that were vested on the date of termination. In the event Mr. Hummel’s employment terminates by reason of death or disability, he will not be entitled to severance, but will have a period of 12 months to exercise any options that were vested on the date of termination.

    If Mr. Hummel terminates his employment for good reason, then he will be entitled to 12 months’ severance and continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months.  In addition, in the event of a change in control, all options and RSUs held by Mr. Hummel will vest in full, and all options will become exercisable immediately prior to such change in control, regardless of his continued employment status.

    We intend to enter into an Executive Employment Agreement with Mr. Hummel that sets forth the terms of his employment with the Company and compensation therefor described above in greater detail.

    Mr. Hummel will not receive any additional compensation for his service as a member of the Board.

Employment Agreements with Other Executive Officers

    On June 15, 2009, we entered into amended and restated employment agreements with each of our other Named Executive Officers (other than Mr. Hummel):  Messrs. Romm and Goldstein and Ms. Hunter. Under the agreements, Mr. Romm, Mr. Goldstein and Ms. Hunter are entitled to annual base salaries of $320,000, $295,360 and $260,000, respectively, subject to annual cost of living increases or such greater increases as may be approved by the Board.  In addition, Mr. Romm is entitled to an annual bonus of up to 60% of his base salary, and Mr. Goldstein and Ms. Hunter are entitled to annual bonuses of up to 50% of their respective base salaries, all subject to achievement of certain corporate and individual targets.

    Under each of these new agreements, either the executive or Obagi may terminate the executive’s employment at any time. If the executive is terminated for cause or terminates his or her own employment, the executive will be entitled to no severance.  If the executive is terminated without cause, the executive will be entitled to the following severance: Mr. Romm, 12 months’ severance, and each of Mr. Goldstein and Ms. Hunter, six months’ severance. In addition each executive will be entitled to continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months, in the case of Mr. Romm, and six months, in the case of Mr. Goldstein or Ms. Hunter, and will have a period of 12 months to exercise any options that were vested on the executive’s date of termination. In the event the executive’s employment terminates by reason of death or disability, the executive will not be entitled to severance, but will have a period of 12 months to exercise any options that were vested on the executive’s date of termination.  The term “cause” is defined as including when an executive: (i) exhibits willful misconduct or dishonesty which materially and adversely effects the business reputation of the executive or the company; (ii) is convicted of a felony; (iii) acts (or fails to act) in the performance of his or her duties to the company in bad (good) faith and to our detriment; (iv) materially breaches the amended and restated employment agreement or any other agreement with the company, which if curable, is not cured to our reasonable satisfaction within thirty days of written notice thereof; or (v) engages in misconduct that is demonstrably and materially injurious to the company, including, without limitation, willful and material failure to perform his or her duties as an officer or executive of the company or excessive absenteeism unrelated to illness or vacation.

    If the executive terminates his or her employment for good reason, then the executive will be entitled to 12 months’ severance and continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months.  In addition, in the event of a change in control in which the consideration that is paid is solely cash, all options and restricted stock units held by the executive will vest in full, and all options will become exercisable immediately prior to such change in control, regardless of the executive’s continued employment status. Should any of the severance benefits constitute a parachute payment under Section 280G of the Code, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Section 280G of the Code.  The term “good reason” is defined as, following a change of control, the company (including any successor in interest): (i) terminates the executive’s employment at any time within the one year anniversary of such change of control, for reasons other than for cause, death or disability; (ii) the executive voluntarily terminates his or her employment within six months of the company's (or any successor in interest)  material reduction in the executive’s level of responsibility; or (iii) the executive terminates his or her employment within six months of the company’s (or any successor in interest) material reduction of the executive’s base salary, except for any salary reduction that is generally applicable to the company’s (or any successor in interest) executives; provided that in the case of (ii) and (iii) above, “good reason” shall only be found to exist if prior to the executive’s resignation for good reason, the executive has provided thirty days written notice to us (or any successor in interest) within ninety days following the existence of such good reason event indicating and describing the event resulting in such good reason, and the company (or any successor in interest) does not cure such event within ninety days following the receipt of such notice from  the executive. In the event the company (or any successor in interest) fails to timely cure, the executive may resign upon expiration of the cure period.  Each executive is also subject to a confidentiality covenant and a covenant not to solicit any employee to leave the company’s (or any successor in interest) employ during the term of any severance period following the date of termination.  Any severance payment is conditioned upon execution by the executive of a release in form and substance satisfactory to us.

Carlson Separation Agreement

    Effective October 8, 2010, Steven R. Carlson, resigned as our President and Chief Executive Officer and as a member of the Board.  In connection with Mr. Carlson’s departure, we entered into the Carlson Separation Agreement on October 15, 2010. Pursuant to the terms of the Carlson Separation Agreement, Mr. Carlson will receive the payments and other benefits to which he would have otherwise been entitled had his employment been terminated without cause under the Employment Agreement, dated March 1, 2005, between the company and Mr. Carlson, as amended (“Employment Agreement”).  As a result, on the Separation Date, Mr. Carlson received $66,000 representing his unpaid base salary through that date as well as accrued vacation pay.  On April 11, 2011, in accordance with the terms of the Employment Agreement, Mr. Carlson also received: (i) $750,000 which is equal to 18 months of his base salary; and (ii) $220,533 representing the pro rata portion of amounts otherwise payable to Mr. Carlson under the 2010 Plan that had been accrued as of the Separation Date.  We will also pay for premiums for continuation of his health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months.  In addition, the vesting of the 90,917 shares subject to options held by Mr. Carlson as of the Separation Date (equal to the number of shares subject to those options that would have vested over the 12 month period following the Effective Date) accelerated and such options became immediately exercisable with respect to those shares.

    Although there were no provisions for repurchase of the options to purchase our common stock held by Mr. Carlson, under the Carlson Separation Agreement, we agreed to make to Mr. Carlson a lump sum payment of $875,000 in November 2010 to extinguish all of his rights in all options to purchase shares of our common stock outstanding on the Separation Date, without regard to whether such options were then vested and exercisable, would have become exercisable or would have expired subsequent to the Separation Date.  The calculation of such lump sum amount was determined based upon the difference between $11.26 per share (the 90-day trailing average closing price of our common stock as of the Separation Date) and the exercise price in effect for each of the 541,835 vested and exercisable, in-the-money options held by Mr. Carlson on the Separation Date.  Upon payment of such lump sum, all of Mr. Carlson’s outstanding options were canceled, terminated and returned to the plan pool.

    The Separation Agreement contains a general release by Mr. Carlson of all claims against us and our affiliates, a reaffirmation of Mr. Carlson’s obligations under any confidentiality, trade secrets or proprietary information and inventions assignment agreements or undertakings that he has signed with us (including the confidentiality and inventions assignment provisions of the Employment Agreement), as well as a reaffirmation of Mr. Carlson’s obligation under the Employment Agreement not to solicit or recommend for employment any person employed by the Company or its affiliates for a period of 18 months following the Effective Date.  Mr. Carlson has also agreed to cooperate with us for the indefinite future in connection with certain pending litigation and other business matters in exchange for an hourly fee.

Previous Carlson Employment Agreement

    On March 1, 2005, we entered into an employment agreement with Mr. Carlson, our then Chief Executive Officer and President. Under the agreement, as amended in August 2007 and March 2008 (the “Carlson Agreement”), Mr. Carlson was entitled to a base salary of $500,000 per year or such greater amount as the Compensation Committee may have from time to time determined. In addition, Mr. Carlson was entitled to participate in our Performance Incentive Plans, and could receive an annual bonus of up to 75% of his base salary based upon achievement of certain corporate and individual targets.

    If Mr. Carlson's employment was terminated without cause, he would have been entitled to 18 months of his base salary and if he elected to continue his health coverage under COBRA, we would have paid Mr. Carlson's monthly premium as is consistent with senior executive COBRA coverage. In addition, if Mr. Carlson's employment was terminated without cause, the vesting of his unvested options would have been accelerated by 12 months, except in the case of certain changes of control of our company, as described below. If Mr. Carlson's employment was terminated or if he terminated his employment for good reason within one year of a change in control, he would have been entitled to the same severance benefits as above contingent upon his execution of a general release. Should any of the severance benefits constitute a parachute payment under Section 280G of the Code, then Mr. Carlson would have been entitled to receive either the full amount of such payment and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to an excise tax, whichever would have been greater on an after-tax basis.  Mr. Carlson was subject to a confidentiality covenant and a covenant not to solicit any employee to leave our employ during the term of the agreement and 18 months thereafter, and a covenant not to compete with us during the same period. The Carlson Agreement also provided that if Mr. Carlson’s employment was terminated by reason of death or disability, Mr. Carlson would have been entitled to six months of his base salary.

    For purposes of the Carlson Agreement, “cause” was generally defined to include Mr. Carlson’s: (i) commission of gross negligence or willful misconduct in the performance of his duties, which will or has resulted in material loss of business or has materially harmed the reputation of the company; (ii) repeated failure to follow reasonable and lawful instructions from the Board; (iii) commission of a felony deemed to be adverse to the best interests of the company or our reputation; (iv) misappropriation of funds or property; (v) attempt to obtain a personal profit from any transaction in which we have an interest and which represents a corporate opportunity or is adverse to our interests; or (vi) breach of a material provision of the agreement or any other material agreement with the company or any obligation or duty owed to us.  “Good reason” was defined as our failure to cure after thirty days’ notice of any of the following: (i) the assignment of duties that are substantially inconsistent with his position, duties and responsibilities under the Carlson Agreement; (ii) any breach in the agreement by us; (iii) any reduction in Mr. Carlson’s base salary, bonus or benefits; or (iv) the relocation of Mr. Carlson’s principal place of employment by more than 50 miles.  A “change in control” was defined as: (i) the consummation of a merger or consolidation of the company with or into another entity, if persons who were not stockholders of ours immediately prior to such transaction own immediately after such transaction 50% or more of the voting power of the outstanding securities of the continuing or surviving entity; or (ii) the sale, transfer or other disposition or all or substantially all of our assets.

    Effective December 31, 2008, we amended the Carlson Agreement to ensure compliance with Section 409A of the Code. The revision provided that  any severance that would otherwise be payable to Mr. Carlson within the first six months following a termination event giving rise to a severance payment would accrue but not be paid to Mr. Carlson until the first day of the seventh month following termination. Such amounts would have continued to be paid in a lump sum.

    On March 11, 2010, we entered into another amendment to the Carlson Agreement to make it more consistent with the amended and restated agreements of all other executive officers entered into in June 2009, as discussed in greater detail below. The amendment provided that, in the event of a change in control in which the consideration that is paid was solely cash, all options and other equity awards issued to Mr. Carlson after January 1, 2009 would have vested in full, and all options would have become exercisable immediately prior to such change in control.  In the event of a change in control where the consideration was stock or a combination of stock and cash, Mr. Carlson's options and other equity instruments granted after January 1, 2009 would have continued to vest and become exercisable in accordance with the provisions of the existing agreements governing those awards.  The amendment did not in any way effect the acceleration provisions of any options granted to Mr. Carlson prior to January 1, 2009, which continued to be governed by their provisions and those of the Carlson Agreement.

Potential Payments Upon Termination or a Change in Control

    The following table presents our reasonable estimate of benefits payable to each of our Named Executive Officers (other than Mr. Carlson and Mr. Hummel) assuming that each of the following events occurred on December 31, 2010: (i) a change in control in which the consideration is solely cash and the termination of the executive’s employment for good reason in connection therewith (a “Cash CIC”); (ii) a change in control in which the consideration is other than solely cash and the surviving corporation assumes all of our outstanding options, and the termination of the executive’s employment for good reason in connection therewith (a “Non-Cash CIC”); (iii) termination of executive’s employment without cause in the absence of a change in control; and (iv)  termination of executive’s employment by reason of death or disability:

Name(1)	Trigger	Salary	Value of Option Acceleration (2)	Continuation of Benefits (3)	Total
Preston S. Romm	Cash CIC	$ 320,000	$ 270,165	$ 21,648	$ 611,813
	Non-Cash CIC	$ 320,000	—	$ 21,648	$ 341,648
	Termination without Cause	$ 320,000	—	$ 21,648	$ 341,648
	Death or Disability	—	—	—	—
David S. Goldstein	Cash CIC	$ 295,360	$ 165,597	$ 21,648	$ 482,605
	Non-Cash CIC	$ 295,360	—	$ 21,648	$ 317,008
	Termination without Cause	$ 295,360	—	$ 21,648	$ 317,008
	Death or Disability	—	—	—	—
Laura B. Hunter	Cash CIC	$ 260,000	$ 86,399	$ 15,138	$ 361,537
	Non-Cash CIC	$ 260,000	—	$ 15,138	$ 275,138
	Termination without Cause	$ 130,000	—	$ 7,569	$ 137,569
	Death or Disability	—	—	—	—
__________________
    (1) Excludes Steven R. Carlson, who resigned as President and Chief Executive Officer in October 2010 and Albert F. Hummel, with whom we had no agreement regarding potential payments upon termination or a change of control as of December 31, 2010.  See “Hummel Employment Arrangement” above for a description of the potential payments to Mr. Hummel approved by the Compensation Committee in April 2011 upon his appointment as our President and Chief Executive Officer.

    (2)  Represents the aggregate value of the accelerated vesting of the Named Executive Officers’ unvested stock options. The amounts shown as the value of the accelerated stock options in connection with a change in control and for termination without cause are based solely on the intrinsic value of the options as of December 31, 2010. The intrinsic value was calculated by multiplying (i) the amount by which the fair market value of our common stock December 31, 2010 ($11.55 per share) exceeded the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis as of December 31, 2010.

    (3) Represents COBRA continuation coverage for a specified period following the termination event.

    While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the Named Executive Officers in the event that any of the circumstances described above had occurred on December 31, 2010, the actual amounts due to the Named Executive Officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 2005 Plan and their employment agreements. Each executive would also be entitled to any gain attributable to his or her already-vested equity awards.

REPORT OF THE AUDIT COMMITTEE

    Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing and determining the compensation of the independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

    Management has primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

    In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2010 with management and the independent registered public accounting firm;

•
Discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61,  Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU section 380)  as adopted by the PCAOB in Rule 3200T;

•
Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirement of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining its independence;

•
Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC; and

•	Instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE Edward A. Grant, Chairman Ronald P. Badie John A. Bartholdson

ANNUAL REPORT

    Our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, accompanies the proxy materials being mailed to stockholders. Those documents are not a part of these proxy solicitation materials. We will provide, without charge, additional copies of our 2010 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

    As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any continuation or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

    Our Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the company at our principal executive offices not less than 90 or more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder's notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of such stockholder, as they appear on the company's books, and of such beneficial owner and (y) the number of shares of Obagi common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

    A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

    Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board of Directors for the 2012 Annual Meeting of Stockholders must submit such proposals so as to be received by us at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary, on or before January 4, 2012. In addition, if we are not notified by February 3, 2012 of a proposal to be brought before the 2011 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

INCORPORATION BY REFERENCE

    Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors
ALBERT F. HUMMEL President & Chief Executive Officer
Long Beach, California
April 28, 2011

ANNUAL MEETING OF STOCKHOLDERS OF

OBAGI MEDICAL PRODUCTS, INC.

June 7, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.obagi.com/proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20630304000000000000 2 060711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND A VOTE FOR "ONE YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
4. To consider an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote **FOR** the nominees listed above, a vote **FOR** proposals 2 and 3, and a vote for **ONE YEAR** on Proposal 4. This proxy, when properly executed, will be voted as specified above. **If no specification is made, this proxy will be voted FOR the election of the nominees listed above, FOR proposals 2 and 3, and for ONE YEAR on Proposal 4.**

This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

OBAGI MEDICAL PRODUCTS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2011 Annual Meeting of Shareholders (the "Annual Meeting") of Obagi Medical Products, Inc. (the "Company") and the related proxy statement, and appoints Albert J. Fitzgibbons III and Albert F. Hummel, and either of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at the Company's corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, on June 7, 2011 at 10:00 a.m. local time, and at any continuation(s), adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side, and in the discretion of the proxies appointed hereto upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

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